UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

LeMaitre Vascular, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

April 29, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of LeMaitre Vascular, Inc., which will be held at 10:00 a.m. on Thursday, June 19, 2008, at the offices of Goodwin Procter LLP, 28th Floor, 53 State Street, Exchange Place, Boston, Massachusetts.

This booklet includes a notice of meeting and proxy statement. The proxy statement describes the business to be conducted at the meeting and provides other information that you should know when you vote your shares. Following the required business meeting, we will report on the Company’s operations.

It is important that your shares be represented whether or not you attend the meeting. You can vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it promptly using the envelope provided.

We have provided space on the proxy card for comments. We urge you to use it to let us know your feelings about the Company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

George W. LeMaitre
Chairman and Chief Executive Officer

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Time, on Thursday, June 19, 2008

PLACE	Goodwin Procter LLP Exchange Place 28th Floor 53 State Street Boston, Massachusetts

ITEMS OF BUSINESS

(1) To elect three Class II directors nominated by the Board of Directors for three-year terms.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record on April 21, 2008.

ANNUAL REPORT	Our 2007 Annual Report, which is not a part of the proxy solicitation material, is enclosed.

PROXY VOTING	Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote by marking, signing, dating, and promptly returning the enclosed proxy card in the postage-paid envelope provided.

If you do attend the meeting, you may revoke your proxy and vote by ballot.

By Order of the Board of Directors,

Aaron M. Grossman
Vice President, General Counsel, and Secretary

April 29, 2008

LEMAITRE VASCULAR, INC.

PROXY STATEMENT

ANNUAL MEETING AND VOTING INFORMATION

Why did I receive these proxy materials?

You are receiving these proxy materials in connection with the solicitation of proxies on behalf of the Board of Directors (“Board” or “Board of Directors”) of LeMaitre Vascular, Inc. (“LeMaitre,” “we,” “us,” “our,” or the “Company”) for use at the Annual Meeting of Stockholders on June 19, 2008 (the “Meeting”). We are sending this proxy statement to all stockholders of record as of the close of business on April 21, 2008 (the “Record Date”), for delivery beginning April 29, 2008.

Who is entitled to vote at the annual meeting?

Holders of record of our $0.01 par value common stock (“Common Stock”) at the close of business on the Record Date, will be entitled to vote at the Meeting. As of that date, there were 15,526,185 shares of Common Stock outstanding and entitled to vote. We are soliciting proxies on behalf of the Board of Directors to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the Meeting in person.

What will stockholders vote on at the meeting?

Stockholders will vote on two items at the Meeting:

•	to elect three Class II directors nominated by the Board of Directors for three-year terms; and

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

Will there be any other items of business on the agenda?

Aside from the election of directors and ratification of the appointment of the independent registered public accounting firm, the Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

What are the recommendations of the Board of Directors on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

•	“FOR” the election of the three nominees as directors; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

What are my voting rights?

Holders of Common Stock are entitled to one vote per share.

How do I vote by proxy?

You may vote by completing, signing, and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, whether or not you plan to attend the Meeting. The persons named as attorneys-in-fact in the proxies, George W. LeMaitre and Joseph P. Pellegrino, Jr., were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted by such persons at the Meeting. Where a choice has been specified on the proxy with respect to either of the foregoing matters, the shares represented by the proxy will be voted in accordance with that specification. If no such specifications are indicated, such proxies will be voted “FOR” the election of the nominees to the Board of Directors and “FOR” ratification of the appointment of the independent registered public accounting firm.

How do I vote in person?

If you attend the Meeting, you may vote in person even if you have previously returned your proxy card. However, we encourage you to vote by proxy card even if you plan to attend the Meeting.

What can I do if I change my mind after I vote my shares?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting, or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Secretary, at or before the taking of the vote at the Meeting.

What vote is required to approve each proposal?

For Proposal 1, the election of Class II directors, the nominees receiving the highest number of affirmative votes of the shares present, either in person or represented by proxy, and entitled to vote at the Meeting shall be elected as Class II directors. For Proposal 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year, an affirmative vote of a majority of the shares present, either in person or represented by proxy, and voting on such matter is required for approval.

What effect do abstentions and broker non-votes have?

Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Who tabulates the votes?

An automated system administered by the Company’s transfer agent, BNY Mellon Shareowner Services, tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

OCCUPATIONS OF DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES

The following table identifies the director nominees to be elected at the Meeting and the directors, executive officers, and key employees of the Company and sets forth the ages of and the positions with the Company currently held by each such person immediately prior to the Meeting.

Name	Age	Position
George W. LeMaitre (1)	43	Chairman of the Board and Chief Executive Officer
David B. Roberts (1)	44	President and Director
Peter R. Gebauer (1)	54	President, International Operations
Trent G. Kamke (1)	37	Senior Vice President, Operations
Joseph P. Pellegrino, Jr. (1)	43	Chief Financial Officer
Aaron M. Grossman (1)	36	Vice President, General Counsel, and Secretary
Robert V. Linden (1)	41	Vice President, North American Sales
Kimberly L. Cieslak	35	Vice President, Marketing
Ryan H. Connelly	30	Director of Research and Development
Maik D. Helmers	34	Vice President, Central European Sales
Andrew Hodgkinson	32	Director, Clinical Affairs
Jonathan W. Ngau	34	Vice President, Information Technology
Nobuhiro Okabe	55	Country Manager, Japan
Cornelia W. LeMaitre	72	Vice President, Human Resources and Director
George D. LeMaitre, M.D.	74	Director
Lawrence J. Jasinski (2)(3)	50	Director
Michael C. Jackson (3)	68	Director
David N. Gill (2)(4)	53	Director
Duane M. DeSisto (2)(4)(5)	53	Director
Russell D. Hays (3)(4)	63	Director
William N. Thorndike, Jr.	44	Director Nominee

(1)	Executive officer
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Audit Committee
(5)	On February 29, 2008, Mr. DeSisto informed the Company of his decision not to stand for re-election to the Company’s Board of Directors at the Annual Meeting of Stockholders. Mr. DeSisto’s decision was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

George W. LeMaitre has served as our Chief Executive Officer and as a member of our Board of Directors since 1992, serving as our Chairman since 2004. Previously, Mr. LeMaitre was an investment banking analyst at Lehman Brothers, an associate at the leveraged buyout firm McCown De Leeuw and a credit analyst for Connecticut National Bank. Mr. LeMaitre is also a member of the Stanford University Graduate School of Business Management Board. Mr. LeMaitre holds a B.A. in History from Stanford University and an M.B.A. from the Stanford University Graduate School of Business.

David B. Roberts has served as our President from 2007 and has served as a member of our Board of Directors since 2001. Mr. Roberts joined LeMaitre Vascular in 1997 as Vice President of Business Development and was promoted to Chief Financial Officer in 2000. From 1994 to 1997, Mr. Roberts held several positions at BUCA, Inc., an operator of Buca di Beppo restaurants, most recently serving as Vice President of Development and prior to that as Director of Finance. From 1992 to 1994, Mr. Roberts held several positions at Hancock Venture Partners, most recently serving as an Associate. Mr. Roberts holds a B.A. in Business Economics and History magna cum laude from Brown University and an M.B.A. from the Stanford University Graduate School of Business.

Peter R. Gebauer has served as our President, International Operations since 1997. From 1980 to 1996, Mr. Gebauer worked at IMPRA, Inc., a manufacturer of ePTFE vascular grafts, most recently serving as Vice President of Marketing and International Business and, prior to that, developing international sales and marketing organizations in Europe from 1980 to 1987. Mr. Gebauer holds a B.S. in Business from the University of New Hampshire.

Trent G. Kamke has served as our Senior Vice President, Operations since 2005. Mr. Kamke joined LeMaitre Vascular in 1997 as Quality Assurance Manager. From 1999 to 2005, Mr. Kamke served as our Vice President, Operations. Prior to joining LeMaitre Vascular in 1997, Mr. Kamke was employed by Haemonetics Corporation, which designs, manufacturers, and markets automated blood processing equipment. Mr. Kamke holds a B.A. in Physics from Colby College and a B.E. from the Thayer School of Engineering at Dartmouth College.

Joseph P. Pellegrino, Jr. has served as our Chief Financial Officer since 2007. Mr. Pellegrino joined the Company as its Executive Vice President, Finance, in 2005. From 2003 to 2004, he served as temporary Chief Executive Officer of Affordable Luxuries, a direct marketing company. From 1997 to 2003, Mr. Pellegrino worked at Zoots, Inc., a consumer services company, where most recently he served as Senior Vice President of Operations. Previously, Mr. Pellegrino built and sold a regional mall-based specialty retailing company. Mr. Pellegrino has also served as an investment banking analyst at Lehman Brothers, as part of their mergers and acquisitions group. Mr. Pellegrino holds an A.B. in Economics from Harvard College and an M.B.A. from the Harvard Business School.

In January 2005, Affordable Luxuries, Inc., for which Mr. Pellegrino had previously served as an executive officer as described above, filed a voluntary petition for reorganization under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Massachusetts.

Aaron M. Grossman has served as our General Counsel since 2004 and has served as a Vice President since 2007. Mr. Grossman joined LeMaitre Vascular in 2003 as Director of Legal Affairs. From 1999 to 2002, Mr. Grossman practiced law as an associate in the corporate group of Goulston & Storrs. Mr. Grossman holds an A.B. in Political Science from Vassar College, an M.A.L.D. from the Fletcher School of Law and Diplomacy at Tufts University, and a J.D. magna cum laude from Harvard Law School.

Robert V. Linden has served as our Vice President, North American Sales, since April 2008. Mr. Linden joined LeMaitre Vascular in 2002 as a Sales Representative, was promoted to Regional Sales Manager for the Northeastern Region in 2005, and was promoted to Director of Sales for the Eastern United States and Canada in 2008 prior to assuming his current position. Prior to joining the Company, Mr. Linden served as a sales representative at several medical device companies, including Vasca, Inc., Atrium Medical Corporation, Active Medical, Inc., and DePuy Orthopedics, Inc. Mr. Linden holds a B.A. in Marketing from The Pennsylvania State University.

Kimberly L. Cieslak has served as our Vice President, Marketing since 2003. Ms. Cieslak joined LeMaitre Vascular in 1998 as Marketing Coordinator, and was promoted to Marketing Manager in 1999 and to Director of Marketing in 2001. Prior to joining LeMaitre Vascular, Ms. Cieslak worked in the insurance division of General Electric, a diversified technology, media, and financial services company. Previously, Ms. Cieslak was employed by the law firm Hudson and Co. in London, England. Ms. Cieslak holds a B.A. in Economics from the University of Michigan.

Ryan H. Connelly has served as our Director of Research and Development since 2006. Mr. Connelly joined LeMaitre Vascular in 2002 and has held the positions of R&D Engineer, Senior R&D Engineer, and Co-General Manager of our Phoenix facility during that time. From 2001 to 2002, Mr. Connelly worked as a research and development engineer at Panduit Corporation, a network and electrical solutions provider. Mr. Connelly holds a B.S. in Mechanical Engineering and an M.S. in Manufacturing Engineering from Boston University.

Maik D. Helmers has served as our Vice President, Central European Sales since 2006. Mr. Helmers joined LeMaitre Vascular in 1999 as a Sales Representative for northern Germany and was promoted to Sales Manager of Germany in 2001, Austria in 2002, Holland in 2003, and Belgium in 2004. Mr. Helmers holds a Diploma in Sales and Marketing from DVS Germany.

Andrew Hodgkinson has served as our Director, Clinical Affairs since 2007. Mr. Hodgkinson joined LeMaitre Vascular in 2000 as Production Supervisor and was promoted to Production Manager in 2003 and then Director, Manufacturing in 2006. Mr. Hodgkinson holds a B.A. in Economics from the Whittemore School of Business and Economics at the University of New Hampshire.

Jonathan W. Ngau has served as our Vice President, Information Technology since 2003 and previously served as our Director of Information Technology from 2000 to 2003. Since joining LeMaitre Vascular in 1996, Mr. Ngau has implemented and managed all information technology, business management software solutions, and network security for all of LeMaitre Vascular’s facilities. Mr. Ngau holds a B.A.B.S. in Marketing and Information Systems from Boston University.

Nobuhiro Okabe has served as our Country Manager, Japan since 2007. From 2004 to 2007, he served as General Manager of the Cardiovascular Surgery Division of the Hirata division of Medico, Inc. From 2001 to 2004 he served as Business Director of Cardia Surgery Business of Medtronic Japan Co. Ltd. Mr. Okabe holds a B.S. in Electrical Engineering from Tokai University.

Cornelia W. LeMaitre has served as a member of our Board of Directors since 1992 and as our Vice President, Human Resources since 1998. Mrs. LeMaitre joined LeMaitre Vascular in 1991 and served as the head of marketing from 1991 to 1998. From 1984 to 1991, Mrs. LeMaitre served as Director of Annual Giving at Harvard Medical School and Phillips Academy Andover. Mrs. LeMaitre holds a B.A. in English from College of the Sacred Heart in Newton, Massachusetts, and attended Yale University Graduate School of English.

George D. LeMaitre, M.D. founded LeMaitre Vascular and has served as a member of our Board of Directors since 1983, serving as Chairman of the Board until February 2004. From 1978 to 1982, he served as Chief of Surgery at Lawrence General Hospital in Lawrence, Massachusetts and from 1988 to 1992 as President of the medical staff of Holy Family Hospital in Methuen, Massachusetts. Dr. LeMaitre received a B.A. in Mathematics from Boston College and an M.D. from Tufts University School of Medicine and trained in surgery at New England Medical Center, Hartford Hospital, and the Carney Hospital. He is a Fellow of the American College of Surgeons, American College of Angiology, New England Vascular Society, Society for Clinical Vascular Surgery, and Eastern Vascular Society.

Lawrence J. Jasinski has served as a member of our Board of Directors since 2003. Mr. Jasinski is the President and Chief Executive Officer of Soteira, Inc., a company specializing in less invasive treatment of orthopedic compression fractures. From 2000 to 2005, he was President and Chief Executive Officer of Cortek, Inc., a company that developed next-generation treatments for degenerative disc disease. From 1985 to 2000, Mr. Jasinski worked at Boston Scientific Corporation (BSC) and served as its Vice President of Global Marketing, BSC Vascular, from 1998 to 2000. Mr. Jasinski received a B.S. in Marketing from Providence College and an M.B.A. from the University of Bridgeport.

Michael C. Jackson has served as a member of our Board of Directors since 2005. Mr. Jackson is a founding partner of Housatonic Partners, a private equity firm, which was organized in 1994. He also founded Ironwood Manufacturing Fund, a private equity fund, and Ironwood Partners, an investment banking firm, which were both organized in 2003. Prior to that he was a partner and managing director at Lehman Brothers where he remained an advisory director until 2004. Mr. Jackson is a director of: VoX Communications Corp., an operator of radio stations; The Hampshire Group, Limited, a diversified apparel company; South Florida Media Group, a newspaper publisher; Primary Steel, LLC, a steel distribution business; and North American Specialty Glass, a manufacturer of safety glass. He holds a B.A. in English from Dartmouth College, an M.A. in International

Affairs from the School for Advanced International Studies at Johns Hopkins, and an M.B.A. from the New York University Graduate School of Business.

David N. Gill has served as a member of our Board of Directors since 2006. Mr. Gill served from July 2005 to November 2006 as Senior Vice President and Chief Financial Officer of NxStage Medical, Inc., which develops and markets systems for the treatment of end-stage renal disease and kidney failure. Previously, Mr. Gill was the Senior Vice President and Chief Financial Officer of CTI Molecular Imaging, Inc, a publicly traded medical device company from 2002 to 2005, before its sale. He served from February 2000 to March 2001 as Chief Financial Officer and Director, and from January 2001 to August 2001 as President, Chief Operating Officer, and Director of Interland, Inc., a publicly traded telecom-related company, before its sale. Mr. Gill served from 1996 to 2000 as Chief Financial Officer and from 1997 to 2000 as Chief Operating Officer of Novoste Corporation, a publicly traded medical device company. Mr. Gill is also a director of Calypso Medical, Inc., a manufacturer of radiation treatment medical devices, INC Research, Inc., a clinical research organization, and Biospace Med, an orthopedic imaging equipment company. Mr. Gill holds a B.S. cum laude in Accounting from Wake Forest University and an M.B.A. (with distinction) from Emory University.

Duane M. DeSisto has served as a member of our Board of Directors since 2006. Since 2001, Mr. DeSisto has served as the President and Chief Executive Officer of Insulet Corporation, a publicly traded company that develops and markets medical devices for the treatment of diabetes. Mr. DeSisto was the Chief Financial Officer of PaperExchange, a privately held wood pulp and paper internet marketplace from 1999 to 2001. Before that, he served as Chief Financial Officer of AAI-Foster Grant. In 1992, Mr. DeSisto served as Chief Financial Officer of Zoll Medical during its initial public offering. Mr. DeSisto holds a B.S. from Providence College and an M.B.A. from Bryant College.

Russell D. Hays has served as a member of our Board of Directors since January 2008, as well as from 2003 through 2005. Mr. Hays most recently served as the President, CEO, and Chairman of Biosource International, Inc., a leading provider of biomedical research tools that was subsequently acquired by Invitrogen Corporation in October 2005. Prior to his work at Biosource, Mr. Hays served as President and CEO of NEN Life Sciences, Inc., a major supplier of reagent systems for the genomics industry. Mr. Hays also previously served as the President and CEO of ReSound Corporation, a publicly traded company, and as the Executive Vice President and President of Nellcor Puritan Bennett’s Hospital Business Division. Mr. Hays received a Masters Degree in business from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in physics from Elmhurst College.

William N. Thorndike, Jr. has been nominated to serve as a member of our Board of Directors, a position that he held from 1998 through 2005. Mr. Thorndike founded Housatonic Partners, a private equity firm in Boston, Massachusetts, in 1994 and currently serves as its managing partner. Mr. Thorndike is a graduate of Harvard College and the Stanford Graduate School of Business. He is a Director of Access Information Management; Alta Colleges; Continental Fire & Safety Services, LLC; Carillon Assisted Living, LLC; Rapid Communications, LLC; and a Trustee of the Groton School, the Boston Athenaeum, and the College of the Atlantic.

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. George W. LeMaitre, our Chairman of the Board and Chief Executive Officer, is the son of George D. LeMaitre, M.D. and Cornelia W. LeMaitre, each of whom is also a member of the Board of Directors. Mrs. LeMaitre is married to George D. LeMaitre, M.D. and is also our Vice President, Human Resources.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each Named Executive Officer of the Company (as defined below under “Compensation of Directors and Officers”); (iii) by each director or nominee of the Company; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, each person listed below maintains a business address in the care of

LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, MA 01803 and has sole voting and investment power with respect to all shares of Common Stock owned.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (2)
5% Stockholders
The Guardian Life Insurance Company of America (3) 7 Hanover Square New York, NY, 10004-4025	1,426,474	9.2%
Housatonic Partners (4) Prudential Tower 800 Boylston Street Suite 2200 Boston, MA 02199	1,405,526	9.1%

Named Executive Officers
George W. LeMaitre (5)	4,511,567	29.1%
David B. Roberts (6)	389,661	2.5%
Peter R. Gebauer (7)	387,820	2.5%
Joseph P. Pellegrino, Jr. (8)	61,322	*
Kevin D. Kelly (9)	43,525	*

Directors
George D. LeMaitre, M.D. (10)	622,213	4.0%
Cornelia W. LeMaitre (11)	547,656	3.5%
Lawrence J. Jasinski (12)	16,195	*
Michael C. Jackson (4)	1,405,526	9.1%
Duane M. DeSisto (13)	14,472	*
David N. Gill (14)	18,472	*
Russell D. Hays	0	*

Director Nominees
William N. Thorndike, Jr. (4)	1,405,526	9.1%
All executive officers, directors, and director nominees as a group (15 persons) (15)	8,147,522	52.5%

*	Represents less than 1% of the outstanding Common Stock
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that may be exercised, or restricted stock units held by such person or group that may vest, within 60 days of the Record Date.
(2)	Applicable percentage of ownership as of the Record Date is based upon 15,526,185 shares of Common Stock outstanding.
(3)

With respect to The Guardian Life Insurance Company of America (“Guardian Life Insurance”), the Company has relied, in part, on information supplied by such entity on a Schedule 13G filed with the SEC on February 8, 2008. Guardian Life Insurance is an insurance company and is the parent of Guardian Investor Services LLC (“Guardian Investor”) and RS Investment Management Co. LLC (“RS Investment

Management”). Guardian Investor is a registered investment adviser, a registered broker-dealer, and the parent of RS Investment Management. RS Investment Management is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock. No individual client’s holdings of Common Stock are more than five percent of the outstanding shares of Common Stock. Guardian Life Insurance, Guardian Investor, and RS Investment Management share voting power and dispositive power over all 1,426,474 shares of Common Stock.

(4)	With respect to Housatonic Partners, the Company has relied, in part, on information supplied by such entity on a Schedule 13G filed with the SEC on February 25, 2008. Includes 12,155 shares of Common Stock issuable upon exercise of stock options held by Housatonic Equity Investors, L.P. Housatonic Equity Partners I, LLC is the general partner of Housatonic Equity Investors, L.P. William N. Thorndike, Jr. is the managing director of Housatonic Equity Partners I, LLC, and William N. Thorndike, Jr., Barry D. Reynolds, Michael C. Jackson, and Eliot Wadsworth II are the managing members of Housatonic Equity Partners I, LLC. As such, Mr. Jackson and Mr. Thorndike may each be deemed to share voting and investment power with respect to all shares held by such entity. Mr. Jackson and Mr. Thorndike disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest, if any.
(5)	Includes 610,154 shares of Common Stock owned by LeMaitre Family LLC, which represents the 20% membership interest held by a trust for the benefit of George W. LeMaitre. LeMaitre Family LLC is 100% owned by Peter Boland, as trustee for various trusts formed for the benefit of the children of Dr. LeMaitre and Mrs. LeMaitre, including George W. LeMaitre. The trust for the benefit of George W. LeMaitre holds a 20% membership interest in LeMaitre Family LLC. George W. LeMaitre and Peter Boland are the managers of LeMaitre Family LLC, with sole voting and investment power with respect to all shares held by such entity, acting by unanimous agreement. George W. LeMaitre disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Includes 100 shares of Common Stock held by each of The Thomas O’Brien Daly Trust, under instrument of trust dated March 22, 2000; The Quinn Weldon Daly Trust, under instrument of trust dated March 22, 2000; and The Katherine Frances Daly Trust, under instrument of trust dated March 22, 2000, of which George W. LeMaitre is the sole trustee in each case. These trusts are each for the benefit of one minor child, who is either George W. LeMaitre’s nephew or niece. George W. LeMaitre, as trustee, has sole voting and investment power with respect to all shares held by each of such trusts, but he disclaims beneficial ownership of all 300 shares. Includes 256,000 shares of Common Stock owned by Mr. LeMaitre and pledged to Brown Brothers Harriman & Co. as security for a personal loan.
(6)	Includes 97,500 shares of Common Stock issuable to Mr. Roberts upon exercise of stock options.
(7)	Includes 371,986 shares of Common Stock issuable to Mr. Gebauer upon exercise of stock options and 200 shares of Common Stock issuable to Mr. Gebauer upon vesting of restricted stock units.
(8)	Includes 55,000 shares of Common Stock issuable to Mr. Pellegrino upon exercise of stock options and 3,000 shares of Common Stock issuable to Mr. Pellegrino upon vesting of restricted stock units.
(9)	Includes 40,123 shares of Common Stock issuable to Mr. Kelly upon exercise of stock options. Mr. Kelly resigned from his position with the Company on April 4, 2008, but is included in this table for informational purposes due to his status as a named executive officer. Mr. Robert V. Linden, who was appointed as Mr. Kelly’s replacement, was not designated an executive officer by the Board until April 25, 2008 (i.e., after the Record Date), and therefore is not included for the purposes of this table.
(10)	Includes 12,057 shares of Common Stock issuable to Dr. LeMaitre upon exercise of stock options. Excludes 610,154 shares of Common Stock owned by LeMaitre Family LLC.
(11)	Includes 2,000 shares of Common Stock issuable to Mrs. LeMaitre upon exercise of stock options. Excludes 610,154 shares of Common Stock owned by LeMaitre Family LLC.
(12)	Includes 14,998 shares of Common Stock issuable to Mr. Jasinski upon exercise of stock options.
(13)	Includes 13,333 shares of Common Stock issuable to Mr. DeSisto upon exercise of stock options.
(14)	Includes 13,333 shares of Common Stock issuable to Mr. Gill upon exercise of stock options.
(15)	Includes an aggregate of 759,816 shares of Common Stock issuable upon exercise of stock options, and 3,400 shares of Common Stock issuable upon vesting of restricted stock units, held by 15 executive officers, directors, and director nominees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers, and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2007, and written representations from certain Reporting Persons, the Company believes that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2007, with the exception of (a) one Form 4 which was not timely filed on behalf of Mr. Michael C. Jackson in July 2007 with respect to transactions that were reported on a Form 4 filed on behalf of Housatonic Equity Investors, L.P. on July 20, 2007, and (b) one Form 4 which was not timely filed for each of Peter R. Gebauer, Kevin D. Kelly, Joseph P. Pellegrino, Jr., and David B. Roberts in regard to shares withheld for tax purposes as the result of the vesting of restricted stock units on December 22, 2007. All of the foregoing transactions were exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

CORPORATE GOVERNANCE

Policies on Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well, and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with the Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, Board committee charters, and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct and Ethics, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee, and Corporate Governance Committee are available at the Corporate Governance section of our investor relations website, http://ir.lemaitre.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon a request directed to: LeMaitre Vascular, 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our investor relations website available at http://ir.lemaitre.com and in our public filings with the Securities and Exchange Commission.

For more corporate governance information, you are invited to access the Corporate Governance section of our investor relations website available at http://ir.lemaitre.com.

Director Independence

The Board of Directors has determined that each of Duane M. DeSisto, David N. Gill, Russell D. Hays, Michael C. Jackson, Lawrence J. Jasinski, and William N. Thorndike, Jr. is independent within the meaning of the Company’s director independence standards and the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”), including Rule 10A-3(b)(1) under the Exchange Act. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s committee independence standards.

Nominations for Directors

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills, and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit, or academic organization of high standing;

•	nominees must be highly accomplished in their respective fields, with superior credentials and recognition;

•	nominees must be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which they may serve; and

•	nominees must, to the extent that they serve or have previously served on other boards, demonstrate a history of actively contributing at board meetings.

The Board of Directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to the Company and its corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the Board of Directors, if the Nominating and Corporate Governance Committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominee in consultation with management, with non-management directors, through the use of search firms or other advisors, through the recommendations submitted by stockholders, or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then usually meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on the Company’s books and records;

•

A representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the proceeding five full fiscal years of the individual recommended for consideration as a director nominee;

•

A written statement from the stockholder making the recommendation stating why such recommended candidate meets the Company’s minimum qualifications and other criteria and would be able to fulfill the duties of a director;

•	A written statement describing all arrangements or understandings between the stockholder and the proposed director candidate; and

•

All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected.

Nominations must be sent to the attention of the Secretary of the Company by U.S. mail (including courier or expedited delivery service) to:

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

Attn: Secretary of LeMaitre Vascular, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings and Attendance

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2007, the Board of Directors held 11 meetings and committees of the Board held a total of 13 meetings. Overall attendance at these meetings was 90%. Eight of our nine directors attended more than 75% of the total meetings of the Board of Directors and each of the committees on which he or she served during 2006. Michael C. Jackson attended 73% of the total meetings of the Board of Directors and each of the committees on which he served during 2007. In addition, our Audit Committee acted by unanimous written consent twice, and our Compensation Committee acted by unanimous written consent five times, during 2007. Our corporate governance guidelines provide that each director is expected to spend the time and effort to properly fulfill his or her responsibilities, including regularly attending meetings of the Board and committees on which he or she sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the chairperson of the appropriate committee in advance of such meeting. Directors and nominees are encouraged to attend the annual meeting of stockholders. Three of our directors then in office attended the 2007 annual meeting in person and three attended telephonically.

Executive Sessions of Independent Directors

The Board of Directors holds an executive session of the independent directors at least once per year. Executive sessions do not include any of the employee directors of the Company. The independent directors rotate the responsibility for chairing executive sessions.

Communication with the Board of Directors

Shareholders may communicate with all members of the Board of Directors, the chair of any committee of the Board of Directors, or any individual director by directing the communication in writing in care of the Secretary of the Company at the address set forth on the front page of this Proxy Statement. All communications will be received and processed by the Secretary of the Company, and the shareholder making such communications will receive a written acknowledgement from the Secretary of the Company of the receipt of the communication.

Communications are distributed to the Chairman of the Board, as a representative of the Board of Directors, or to any individual director, depending upon to whom the communication is addressed. In that regard, the Board of Directors has requested that certain communications unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as product complaints, inquiries, and suggestions; other ordinary business affairs suited to our management; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded.

Committees of the Board of Directors

Our Amended and Restated By-laws provide that the Board may delegate responsibility to committees. During 2007, the Board had three standing committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is composed entirely of independent directors. In addition, the members of the Audit Committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ Stock Market listing standards.

The table below shows the current membership of each Board committee and the number of meetings held during 2007.

Name	Audit	Compensation	Nominating and Corporate Governance
Duane M. DeSisto (1)	X	X
David C. Gill	Chair	X
Russell D. Hays (2)	X		Chair
Michael C. Jackson (3)			X
Lawrence J. Jasinski		Chair	X
2007 Meetings	6	5	2

(1)	On February 29, 2008, Mr. DeSisto informed the Company of his decision not to stand for re-election to the Company’s Board of Directors at the Annual Meeting of Stockholders. Mr. DeSisto’s decision was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The membership of the Company’s Board committees will be revised immediately subsequent to the Annual Meeting of Stockholders.
(2)	Mr. Hays was appointed to the Board on December 11, 2007, effective as of January 1, 2008, to fill the vacancy created by the voluntary resignation of Guido J. Neels on August 8, 2007. Mr. Neels served as Chair of our Nominating and Corporate Governance Committee and a member of our Audit Committee prior to his resignation.
(3)	Mr. Jackson resigned from the Compensation Committee effective April 13, 2007.

Audit Committee

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee currently consists of Messrs. Gill, DeSisto, and Hays. Mr. Gill serves as chairperson of the Audit Committee. The Board of Directors has also determined that each member of the Audit Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Company has determined that each of the members of the Audit Committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Gill is an “audit committee financial expert” as defined in recently adopted SEC rules. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Gill’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Gill any duties, obligations, or liabilities that are greater than those generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or the Board of Directors.

As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls, and audit functions. In fulfilling its role, the Audit Committee responsibilities include:

•	appointing, evaluating, and, where appropriate, replacing our independent registered public accounting firm;

•	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;

•

reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records, and the results of recently completed internal examinations;

•	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting;

•	reviewing major issues as to the adequacy of our internal controls;

•	monitoring compliance with our Code of Business Conduct and Ethics as it pertains to issues regarding accounting, internal controls, or auditing matters; and

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement.

Ernst & Young LLP currently serves as the Company’s independent registered public accounting firm. The Audit Committee met six times and acted two times by means of unanimous written consent during the fiscal year ended December 31, 2007. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s investor relations website at http://ir.lemaitre.com.

Compensation Committee

The Compensation Committee currently consists of Messrs. Jasinski, DeSisto, and Gill. Mr. Jasinski serves as the chairperson of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards.

The Compensation Committee’s responsibilities include:

•	administering our annual incentive and equity-based incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans;

•	approving compensation of executive officers and certain senior management; and

•

discussing with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement.

The Compensation Committee met five times and acted by unanimous written consent five times during the fiscal year ended December 31, 2007. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s investor relations website at http://ir.lemaitre.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Hays, Jackson, and Jasinski. Mr. Hays serves as chairperson of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s director independence standards. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	recommending director candidates to the Board;

•	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and

•	monitoring, in cooperation with the Board’s Audit Committee, compliance with our Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee met two times during the fiscal year ended December 31, 2007. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s investor relations website at http://ir.lemaitre.com.

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs. Jasinski, Gill, DeSisto, and Jackson served as members of the Compensation Committee. No person who served as a member of the Compensation Committee was, at any time during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure in this Proxy Statement under SEC rules.

During the last year, no executive officer of the Company served as (i) a member of the Compensation Committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of any other entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the Compensation Committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements and financial reporting, our compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and our financial management personnel. Our management is responsible for:

•	the preparation, presentation, and integrity of our financial statements;

•	establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f));

•	evaluating the effectiveness of disclosure controls and procedures; and

•	evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The Audit Committee acts under a written charter, which governs the operations of the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007, with Company management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also received various communications from and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications)). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. Previously, the Audit Committee approved the selection of Ernst & Young LLP as our independent registered public accounting firm for 2007, and the stockholders of the Company ratified this selection at the our 2007 Annual Meeting of Stockholders.

The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2008.

Respectfully Submitted by the Audit Committee:

David N. Gill (Chairman) Duane M. DeSisto Russell D. Hays

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy beginning below. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in LeMaitre’s Annual Report on Form 10-K for the year ended December 31, 2007.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully Submitted by the Compensation Committee:

Lawrence J. Jasinski (Chairman) David N. Gill Duane M. DeSisto

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Named Executive Officers

Our Named Executive Officers, or NEOs, are:

•	George W. LeMaitre, Chairman and Chief Executive Officer;

•	David B. Roberts, President and Director;

•	Peter R. Gebauer, President, International Operations;

•	Joseph P. Pellegrino, Chief Financial Officer; and

•	Kevin D. Kelly, former Vice President, North American Sales.

Executive Compensation Philosophy and Objectives

We have designed our executive compensation program to attract, retain, and motivate highly qualified executives and to align their interests with the interests of our stockholders. The ultimate goal of our program is to increase stockholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program that rewards executives for superior performance, as measured by both financial and non-financial factors, and includes major compensation components that are linked to the achievement of certain operational, financial, product development, and clinical objectives that are aimed at increasing both long-term and short-term stockholder value. Our use of equity-based awards that vest over time also encourages our executives to remain in our employ. Executive officers are required to enter into non-competition or other restrictive covenants with us as a condition of their employment, a practice that we believe limits the possibility of losing executive talent to our closest competitors.

Our Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of the other NEOs and his other direct reports. The Compensation Committee determines the annual base salary, annual and long-term incentive opportunities, and equity-based awards provided to our Chief Executive Officer and approves the compensation of other executive officers, taking into consideration the recommendations of our Chief Executive Officer. In 2008, the Compensation Committee has retained an independent, third-party compensation consultant, J. Thelander Consulting, to review our executive compensation programs, including a compensation analysis for each of our executive officers of all elements of compensation—base salary, cash bonus, equity incentive grants, and benefits. The Compensation Committee expects to consider the results of this analysis in its decisions with respect to any changes to 2008 compensation, if any, and its determination of 2009 compensation.

The Compensation Committee’s executive compensation philosophy embraces three core objectives:

•	Market Driven: Provide competitive compensation to attract, motivate, and retain superior talent;

•

Pay-for-Performance: Reward individual and team successes linked to the achievement of certain operational, financial, product development, and clinical objectives that are aimed at increasing both long-term and short-term stockholder value; and

•	Equitable: Ensure that rewards are internally and externally equitable.

Our goal is to attract, motivate, and retain highly capable and talented executives by providing competitive compensation that rewards our Company’s successful performance and each executive’s contribution to that success. The Compensation Committee approaches our executive compensation objectives through three key components:

•	base salary;

•	performance-based cash bonuses; and

•	periodic grants of long-term stock-based compensation, such as stock options or restricted stock units.

In determining base salary, the Compensation Committee considers base salaries for comparable positions at peer group companies, as well as corporate performance and contributions of the individual executive officer during the review period. The Compensation Committee typically targets the median, but allows for adjustment of target upon taking into account the Company’s performance relative to peer benchmark companies and individual factors such as the performance, experience, and tenure of the executive and the securities holdings of the executive. In setting performance-based bonuses, the Compensation Committee sets specific corporate goals, including company revenue and profitability objectives that are directly linked to creating value for shareholders. In addition, each executive’s performance-based cash bonus depends on achievement of individual performance-based goals within that executive’s functional area. At 100% achievement of objectives, total cash compensation, consisting of base salary and performance-based cash bonus, is targeted at the median of peer benchmark companies for the executive team. The Compensation Committee also grants long-term stock-based compensation to executives, such as stock options and restricted stock units, which vest over time. As discussed below, the Compensation Committee has adopted a practice of primarily granting restricted stock units, though it may still grant stock options from time to time in the future.

Determination of Compensation Awards

The Compensation Committee has the primary authority to set the compensation of executive officers. When the Compensation Committee determined 2007 compensation for our NEOs, the Compensation Committee consisted of Mr. Jasinski, Mr. DeSisto, Mr. Gill, and Mr. Jackson, a general partner of Housatonic Partners, our sole preferred shareholder at the time of our initial public offering in October 2006. Following our initial public offering, Mr. Jackson remained on the Compensation Committee in a transitional role and thereafter resigned from the Compensation Committee effective April 13, 2007.

In November 2006, the Chief Executive Officer undertook a review of executive compensation at 20 public medical device peer companies and provided a report to the Compensation Committee. The report included a review and analysis of base salary, cash bonus, and total cash compensation for each officer, including the NEOs. The peer group companies were comprised of vascular device companies, as well as selected other medical device companies that had recently completed the initial public offering process. These are companies in the healthcare industry, and in most cases in the medical device sector, with comparable organizational and financial characteristics, such as headcount, revenue, and revenue growth. The peer group consisted of the following companies: Abiomed, Alphatec Holdings, AngioDynamics, Atricure, Cardica, Cynosure, Endologix, ev3, FoxHollow Technologies, Home Diagnostics, Kensey-Nash, Merit Medical, Micrus Endovascular, NUCRYST Pharmaceuticals, NxStage Medical, Possis Medical, Spectranetics, Vascular Solutions, VNUS Medical Technologies, and Volcano. This peer group was identical to that used by the Compensation Committee in the preceding year, except that Abiomed, Alphatec, Atricure, Cardica, Cynosure, Home Diagnostics, Micrus Endovascular, NUCRYST Pharmaceuticals, NxStage Medical, Spectranetics, and Volcano were added to the peer group either as examples of recently public medical device companies or in recognition that they should be part of our long-term compensation peer group based upon an analysis of company characteristics and industry focus. The Compensation Committee’s compensation objectives were to target the NEOs’ total cash compensation at approximately the median of these peer companies when the Company met 100% of its operational and financial objectives.

To assist the Compensation Committee in setting compensation for the other NEOs, the Chief Executive Officer provided recommendations to the Compensation Committee regarding compensation of the executive officers. The Chief Executive Officer based his recommendation upon his review of the compensation practices at the peer group companies. The Chief Executive Officer also provided the Compensation Committee with his evaluation of each NEO’s performance during 2006.

The Compensation Committee determined 2007 compensation at a meeting held on November 21, 2006. For 2007, the Compensation Committee targeted the total target cash compensation level for each executive officer at approximately the median of the peer group for most NEO positions. The Compensation Committee recognized, however, that in some cases reaching the targeted compensation level for some executive officers may occur over time. The Compensation Committee also recognized that to motivate and retain the best talent among our executive officers, it may be necessary to set total compensation with executive officers that deviates from the general philosophy of targeting the median. Total cash compensation for each executive officer is determined based on benchmarking, the individual executive’s performance over the review period and over time, and the annual performance of the Company, in light of the equity position held by the executive and the amount of the executive’s potential gain from an appreciation in value of the executive’s equity.

Base Salary

The Compensation Committee reviews officer salaries annually. For this purpose, the Compensation Committee considers compensation for similar positions at the peer medical device and medical equipment companies along with the officer’s job scope and responsibilities, past and current contributions, and the following individual factors: experience and background, unique skills, demand in the labor market, and longer-term development and succession plans. In addition, the Compensation Committee considers our strategic and operational performance, relative levels of pay among the officers, and recommendations from the Chief Executive Officer.

The amount of the 2007 base salary increases varied by NEO and resulted in an overall increase to the NEO payroll of 6%. Salary increases for the executive officers, other than Chief Executive Officer, ranged from 4% to 7% and placed the NEOs generally around the midrange of base salaries paid by the peer companies for comparable positions. Employees other than the executive officers receive performance reviews and appropriate salary increases during the last six weeks of the calendar year.

The 2006 base salaries approved by the Compensation Committee on November 22, 2005, were $236,000 for Mr. Roberts, $212,500 for Mr. Pellegrino, $234,438 for Mr. Gebauer, and $195,417 for Mr. Kelly.

Mr. LeMaitre’s compensation is discussed below in the section titled “Chief Executive Officer Compensation.” The Summary Compensation Table provided below includes all salary amounts approved by the Compensation Committee for the NEOs.

Cash Bonuses

The Compensation Committee and management emphasize pay-for-performance in all components of compensation, making adjustments to target annual cash bonuses based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent market and relationships among internal peers. Our annual cash bonus program is the primary means by which we emphasize pay-for-performance and is an important component of our total compensation and benefit packages. The Company also makes certain other pay-for-performance cash bonus programs available from time to time, as described below.

Annual Cash Bonus. The design of our annual executive bonus program rewards achievement at specified levels of our operational, financial, product development, and clinical performance, as well as individual performance. All bonuses paid under this program are paid annually, in January of the following year, except that Mr. Kelly’s plan contained quarterly revenue and other milestone goals that were determined and paid out as achieved. For all NEOs other than the Chief Executive Officer, 2007 potential cash bonuses averaged 31% and ranged from 24% to 37% of base salary at targeted performance levels and averaged 42% and ranged from 29% to 54% of base salary at maximum payment levels for superior performance. The Chief Executive Officer’s target bonus opportunities and other details of his participation in this program are discussed below in the section titled “Chief Executive Officer Compensation.”

Under our Management Incentive Compensation Plan, annual cash bonus objectives are linked to certain operational, financial, product development, clinical, and quality goals that have been approved by the Board as management “planks,” which are our key performance objectives for the fiscal year. Each objective is directly linked to increasing either short-term or long-term shareholder value. These key performance objectives are intended to be directional in nature and extremely difficult to achieve in the aggregate, as corporate resource constraints may not always permit the necessary investment to achieve all of the objectives in a single year. In a typical year, the Company typically achieves between 50% and 75% of its objectives. In 2007, these objectives were: the achievement of net sales of $42,500,000, excluding net sales from products acquired in 2007; the completion of one significant acquisition; the achievement of an enrollment milestone in our UNITE pivotal study; the initiation of a feasibility study as the first step in support of an application for pre-market approval of our EndoFit Thoracic Stent Graft in the United States; the completion of the launches of three specifically identified, internally developed products and the completion of an in-house manufacturing project; the employment at December 31, 2007, of a minimum of 50 field sales representatives; the receipt of customer complaints not in excess of a specific target; and the initiation of direct sales in one of two specifically identified major foreign markets, one of which was Italy.

Each officer’s cash bonus plan rewards the achievement of individual goals under their personal control that related to these Company objectives. In addition, our most senior officers are also rewarded based on overall organizational financial performance metrics. As necessary, the Compensation Committee may modify organizational financial performance metrics during the course of the fiscal year or at the time of determining the achievement of an award to reflect changes in the Company’s business plan. The instances in which the Compensation Committee exercised this discretion in respect to 2007 compensation are discussed below.

Organizational Performance Metrics. The organizational financial performance metrics for 2007 cash bonuses to NEOs were based on the achievement of net sales of $42,500,000, excluding net sales from products acquired in 2007, and the achievement of a loss from operations of less than $2,500,000. The organizational financial performance metrics are generally understood to exclude the impact of extraordinary or strategic transactions, although the Compensation Committee retains discretion in this regard. A bonus is separately payable for each performance metric; thus, the Company’s failure to reach the minimum threshold for one performance metric would result in no bonus payable for that metric, but could still result in a bonus payable for other performance metrics, presuming the Company reached the minimum threshold performance for such metrics. These bonuses are earned based upon a continuously functioning, sliding scale; thus, failure to reach the targeted performance level could still result in a lesser bonus payable, provided that a certain minimum threshold had been achieved. Similarly, exceeding the targeted performance level could result in a greater bonus payable.

Individual Performance Bonus Component. Individual performance measures for 2007 cash bonuses varied in detail and subject matter based on each officer’s department and area of functional responsibility. In certain cases, an NEO was provided the opportunity to earn additional amounts by way of performance beyond targeted performance expectations. The 2007 individual objectives set under the Management Incentive Compensation Plan for each of the NEOs other than our Chief Executive Officer are summarized below:

Mr. Roberts’ annual bonus plan for 2007 was based 50% upon the Company’s achievement of the organizational performance metrics and 50% upon his achievement of his individual objectives, which consisted generally of the following: completing a significant acquisition; completing additional strategic transactions; implementing a material expense reduction program; meeting an investor relations goal; initiating direct sales in one of two specifically identified major foreign markets, one of which was Italy; and managing Finance Department operating expenses at or below the budgeted level. Overall, Mr. Roberts received 89% of his targeted annual cash bonus, including 70% of the targeted compensation relating to the organizational performance metrics and 113% of the targeted compensation relating to his individual objectives.

Mr. Pellegrino’s annual bonus plan for 2007 was based 40% upon the Company’s achievement of the organizational performance metrics and 60% upon his achievement of his individual objectives, which consisted generally of the following: improving the Company’s financial close process; entering into compliance with the internal financial control requirements of Section 404 of the Sarbanes Oxley Act of 2002; implementing a material expense reduction program; timely filing our 2007 Annual Report on Form 10-K and our quarterly reports on Form 10-Q; resolving an outstanding tax issue; improving our worldwide daily sales outstanding measure; improving cash management commensurate with the additional requirements of a recently public company with comparatively greater levels of cash and marketable securities; implementing videoconferencing in multiple Company locations; amending our revolving credit facility to improve our access to debt capital; and meeting an investor relations goal. Overall, Mr. Pellegrino received 103% of his targeted annual cash bonus, including 85% of the targeted compensation relating to the organizational performance metrics and 110% of the targeted compensation relating to his individual objectives.

Mr. Gebauer’s annual bonus plan for 2007 was based 10% upon the Company’s achievement of the organizational performance metrics and 90% upon his achievement of his individual objectives, which consisted generally of the following: achieving €12,680,000 of net sales at our German subsidiary; achieving a loss from operations not greater than €280,000 at our German subsidiary, achieving ¥130,894,000 of net sales at our Japanese subsidiary; achieving aortic stent graft net sales in excess of a targeted amount; and initiating direct sales in three specifically identified major foreign markets, one of which was Italy. Overall, Mr. Gebauer received 33% of his targeted annual cash bonus, including 63% of the targeted compensation relating to the organizational performance metrics and 30% of the targeted compensation relating to his individual objectives.

Mr. Kelly’s annual bonus plan for 2007 was based 100% upon his achievement of his individual objectives, which consisted of the following: achieving quarterly gross profit results in the Untied States and Canada, excluding gross profit from products acquired in 2007, which quarterly gross profit goals totaled $21,775,000 in the aggregate; maintaining North American sales force compensation at or above targeted levels; hiring a minimum number of field sales representatives; developing two of three specifically identified key accounts; achieving a targeted level of sales of the LeverEdge Contrast Injector, which we acquired in 2007; achieving an endovascular sales target in Canada; and managing sales department operating expenses at or below the budgeted level. Overall, Mr. Kelly received 80% of his targeted annual cash bonus, all relating to his individual objectives.

Additional Quarterly Bonuses. Six of our officers, including the President, International and the Vice President, North American Sales, were also eligible to receive separate and additional quarterly bonus payments upon the achievement of quarterly performance targets selected once per quarter by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee believes that it may be appropriate in certain circumstances to reward certain executives for short-term performance. The quarterly performance target is set beyond the Company’s ordinary performance expectations and is intended to be difficult to achieve. Six of 22 possible quarterly bonus performance targets were reached in 2007. Quarterly performance targets for the President, International and the Vice President, North American Sales related to quarterly net sales. Successful achievement of each quarterly performance objective resulted both in a cash payment of $10,000 and a grant of 1,000 restricted stock units, which is discussed below in the section titled “Long-Term Incentive Compensation.” The quarterly bonus goals are determined and paid out as achieved.

Additional Departmental Budget Bonuses. Commencing in July, 2007, each of our officers, other than our Chief Executive Officer, became eligible to supplement their annual cash bonus by up to $1,000 per month by maintaining the spending of their department within the Company’s budget for that department for that month, cumulative from July 1, 2007. The median payment to our NEOs under this program, excluding our Chief Executive officer, was $5,000. The bonuses earned under this program were paid in January 2008.

Determination of Compensation. Where not specifically disclosed above, we consider the operational goals for the performance measures described above to be confidential. Bonus goals are intended to be highly challenging to the executive. They are set to be achievable, yet are at a level of difficulty that does not assure that the goals will be met. Possible outcomes range from nonpayment to payment of an additional amount for superior performance beyond expectation. When performance goals for 2007 were determined, we estimated that the annual performance goals for all executive officers would be achieved at the 90% level and quarterly bonus goals for all executive officers would be achieved at the 33% level. The Compensation Committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plans.

In January 2008, the Compensation Committee reviewed fiscal 2007 performance and individual goal achievement and awarded bonuses in accordance with the pre-determined bonus program parameters described above. For all NEOs other than the Chief Executive Officer, the fiscal year 2007 annual cash bonus payable averaged 76% of the target annual cash bonus, and the fiscal year 2007 quarterly bonus payable averaged 27% of the target quarterly cash bonus. Cash bonuses failed to reach targets primarily due our failure to achieve 100% of our organizational financial performance metrics. Our net sales for 2007 were $42,446,000, as compared to the organizational financial performance metric of $42,500,000, and our loss from operations was $4,283,000, as compared to the $2,500,000 performance metric.

The Compensation Committee exercised its discretion to adjust bonus plan payments for all officers related to the achievement of the operating loss financial performance metric, to accommodate the restructuring charges incurred in connection with the Company’s early termination of agreements for the exclusive distribution of its products in Ireland and Italy and the in-process research and development charges incurred in connection the Company’s acquisition of certain patents and other technology related to an endovascular device from Arizona Heart Innovative Technologies, LLC in December 2007. These charges aggregated to $1,415,000 of additional operating expense. The Compensation Committee recognized that these transactions had been approved by our Board of Directors during the course of 2007, but had not been included in the Company’s 2007 financial plan due to uncertainty regarding likelihood and financial structure, in the case of the distributor terminations, and because the transaction had not yet been identified, in the case of the technology acquisition. The amounts paid to NEOs as a result of this decision were $12,384 to Mr. LeMaitre, $11,521 to Mr. Roberts, and $7,142 to Mr. Pellegrino. The Summary Compensation Table provided below includes these awards in the “Bonus” column.

Additionally, the Compensation Committee exercised its discretion to adjust bonus plan payments for Messrs. LeMaitre, Roberts, and Gebauer related to the initiation of direct sales in Italy. Although the Company has succeeded in negotiating a mutually beneficial separation agreement with our exclusive distributor in Italy, formed an Italian legal entity for the conduct of business, and hired a country manager to manage a network of Company clinical specialists, independent agents, and regional distributors, as is the customary sales and marketing organization structure in Italy, direct sales were not initiated until January 2008. The Compensation Committee recognized that the substantial purpose of the performance objective had been accomplished and elected to pay the bonuses as though the performance objective had been achieved. The amounts paid to NEOs as a result of this decision were $5,375 to Mr. LeMaitre, $4,000 to Mr. Roberts, and $3,403 to Mr. Gebauer. Furthermore, the Compensation Committee recognized that the net sales target for the Company’s German subsidiary had been set too aggressively in view the additional operational complexity and lead time required in expanding a sales organization in Europe as compared to the United States, and exercised its discretion to permit the Company to pay Mr. Gebauer an ex gratia bonus of $5,600. Additional minor discretionary decisions resulted in payments of $6,719 in the case of Mr. LeMaitre, $3,000 in the case of Mr. Roberts, $6,767 in the case of Mr. Pellegrino, $3,403 in the case of Mr. Gebauer, and $2,177 in the case of Mr. Kelly. The Summary Compensation Table provided below includes these awards in the “Bonus” column.

Long-Term Equity Incentive Compensation

The primary purpose of our long-term incentive compensation is to encourage and facilitate personal stock ownership by the officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. We believe that this component of an officer’s compensation links the officers’ interests with those of our other stockholders. In addition, we believe that long-term incentives encourage management to focus on our long-term development and prosperity in addition to short-term operating profits. Historically, our primary form of long-term incentive compensation was stock options. In late 2006, following our initial public offering, the Compensation Committee and management reviewed our equity compensation practices and decided to reduce our use of stock options in favor of restricted stock units. We believe that restricted stock units more effectively align our officers’ interests with those of our shareholders and serve as a more effective retention tool, particularly in the event that we suffer a decline in the trading price of our common stock. Many compensation experts believe that the use of stock options may create short-term incentives for employees that may be contrary to the interests of shareholders. Additionally, because a single restricted stock unit is more valuable to a grantee than a single stock option with an exercise price equal to the fair market value of the underlying stock, our use of restricted stock units allows us to deliver greater economic value to an employee using fewer shares, a practice that over time should result in less dilution to existing shareholders.

The Company has not adopted stock ownership requirements for its executive officers. However, the Compensation Committee makes regular annual grants to executive officers based on the level of the executive officer on the Company’s organizational chart. In 2007, all senior executives other than the Chief Executive Officer, including Messrs. Roberts, Pellegrino, and Gebauer, received a grant of restricted stock units with a fair market value on the date of grant of $50,000, and all other executive officers, including Mr. Kelly, received a grant of restricted stock units with a fair market value on the date of grant of $10,000. These restricted stock units vest in equal annual installments over a period of five years, subject to continued employment. The Compensation Committee made these annual grants of restricted stock units at its July 18, 2007, meeting. The closing price of our common stock on the date of this grant was $6.10 per share.

In addition, grants to executive officers are made on a periodic basis and are typically made in connection with a hire or promotion, but may also be made in connection with a bonus plan, in recognition of a significant accomplishment, in connection with the completion of vesting of a previous grant, or, at the recommendation of the Chief Executive Officer, taking into account the officer’s performance and contribution, retention concerns, and stock ownership, the market information for our peer group, and the value of existing equity incentives.

At its May 2, 2007, meeting, upon the recommendation of the Chief Executive Officer following a review of Mr. Pellegrino’s then-current equity position, and in view of an anticipated promotion to the role of Chief

Financial Officer, which occurred in the third quarter of fiscal 2007, the Compensation Committee granted 15,000 restricted stock units to Mr. Pellegrino in recognition that his equity compensation was less than that of his counterparts at our peer companies. These restricted stock units vest in equal annual installments over a period of five years. The closing price of our common stock on the date of this grant was $5.74 per share.

At its February 27, 2007, meeting, upon the recommendation of the Chief Executive Officer following a review of Mr. Kelly’s then-current equity position, the Compensation Committee granted 10,000 restricted stock units to Mr. Kelly, and then at its November 2, 2007, meeting, upon the recommendation of the Chief Executive Officer, the Compensation Committee granted an addition 7,675 restricted stock units to Mr. Kelly, in each case in recognition that his equity compensation was less than that of his counterparts at our peer companies. These restricted stock units vest in equal annual installments over a period of five years. The closing price of our common stock on February 27, 2007, was $6.50 per share, and the closing price of our common stock on November 2, 2007 was $7.49 per share.

At its May 2, 2007, meeting, the Compensation Committee granted 1,000 restricted stock units to Mr. Gebauer in connection with the achievement of his quarterly bonus target for the first quarter of fiscal year 2007; at its November 2, 2007, meeting the Compensation Committee granted 1,000 restricted stock units to Mr. Kelly in connection with the achievement of his quarterly bonus target for the third quarter of fiscal year 2007; and at its February 29, 2008, meeting the Compensation Committee granted 1,000 restricted stock units to Mr. Kelly in connection with the achievement of his quarterly bonus target for the fourth quarter of fiscal 2007, all of which are discussed above in the section titled “Cash Bonuses.” All of these restricted stock units vest in equal annual installments over five years, at a rate of 20% per year, subject to continued employment. The closing prices of our common stock on the grant dates were $5.74 per share, $7.49 per share, and $4.75 per share, respectively.

All grants of stock options, restricted stock units, and stock awards granted by the Compensation Committee in connection with compensation for our fiscal year ended December 31, 2007, are set forth in the Grants of Plan-Based Awards table provided below.

On April 4, 2008, Mr. Kelly resigned his position with the Company to pursue other business opportunities. His stock options and restricted stock units ceased vesting upon the termination of his employment.

Perquisites

We make available to our NEOs and certain other officers long-term care insurance and make an employer contribution to each NEO’s premium payment, the amount of which is less than $1,000. All employees, including our NEOs, receive a Rolex watch upon the completion of ten years of employment at the Company. Mr. Gebauer and Mr. Roberts each completed ten years of employment in 2007 and received watches with a fair market value of $12,819 and $9,692, respectively, on the date of receipt. We provide certain other perquisites to Mr. Gebauer, our President, International Operations, who is an American citizen living overseas. In 2007, he was provided with a car allowance, private health insurance (as Mr. Gebauer is not eligible for participation in the German public health insurance system), airfare for a family trip to the United States, and reimbursement of expenses relating to personal tax preparation and advice. We also provide Mr. Gebauer with a tax equalization payment that is designed to reimburse him for any additional taxes that he pays as a result of his residence in Germany while employed by us. The tax equalization payment is determined annually and paid in four quarterly installments. Our tax equalization payment to Mr. Gebauer in 2007 was $44,475, which was paid to Mr. Gebauer in Euros using a rate of € to U.S.$ of 1.2563.

Chief Executive Officer Compensation

Base Salary. The Compensation Committee followed the same philosophy and process described above in determining compensation for George W. LeMaitre, our Chief Executive Officer. For purposes of determining Chief Executive Officer compensation for 2007, the Compensation Committee considered chief executive officer compensation at the peer group companies listed above. The Compensation Committee targeted the Chief Executive Officer’s base salary and total cash compensation at the median of these peer companies. The 2007 base salary approved by the Compensation Committee on November 21, 2006, for Mr. LeMaitre was $270,000, a 4% increase from Mr. LeMaitre’s 2006 base salary.

Performance Bonus. The Compensation Committee established an annual cash bonus program for Mr. LeMaitre’s cash bonus at its November 21, 2006, meeting. The Compensation Committee set the target bonus opportunity for Mr. LeMaitre at $107,500, or 40% of his base salary, an 8% increase over the prior year’s target cash bonus, and the maximum bonus opportunity at $161,250, or 60% of base salary. Mr. LeMaitre’s annual bonus plan for 2007 was based 80% upon the Company’s achievement of the organizational performance metrics, of which 60% related to the net sales metric and 20% related to the loss from operations metric, and 20% is based upon his achievement of his individual objectives, which consisted generally of the achievement of each of the Company’s key performance objectives, or “planks,” for 2007, as described in the section above titled “Cash Bonuses.”

In January 2008, the Compensation Committee reviewed performance in regard to the 2007 performance goals set for Mr. LeMaitre. After reviewing the Company’s performance and Mr. LeMaitre’s 2007 performance against the goals and objectives established by the Compensation Committee at the beginning of 2007, and exercising its discretion with respect to Mr. LeMaitre’s goals (as described above), the Compensation Committee approved an annual cash bonus payment to Mr. LeMaitre of $74,603. Overall, Mr. LeMaitre received 69% of his targeted annual cash bonus, including 66% of the targeted compensation relating to the organizational performance metrics and 54% of the targeted compensation relating to his individual objectives. The bonus payment was equal to 28% of his base salary.

Equity Grants. The Compensation Committee did not award Mr. LeMaitre any equity-based compensation in 2007.

Determination of 2008 Compensation

In November 2007 the Chief Executive Officer again undertook review of executive compensation at 20 public medical device peer companies and provided a report to the Compensation Committee. The report included a review and analysis of all elements of compensation, including base salary, cash bonus, and total cash compensation for each officer, including the NEOs. For purposes of the annual executive compensation review performed by the Compensation Committee in November 2007, the peer group companies were comprised of vascular device companies, as well as selected other medical device companies that had completed the initial public offering process in approximately the same time frame as the Company. The peer group consisted of the following companies: Abiomed, Alphatec Holdings, AngioDynamics, Atricure, Cardica, Cynosure, Endologix, ev3, FoxHollow Technologies, Home Diagnostics, Kensey-Nash, Merit Medical, Micrus Endovascular, Nitinol Medical Technologies, NxStage Medical, Possis Medical, Spectranetics, Vascular Solutions, VNUS Medical Technologies, and Volcano. Nitinol Medical Technologies was added to the peer group in recognition that it should be part of our long-term compensation peer group based upon an analysis of company characteristics and industry focus, and NUCRYST Pharmaceuticals was dropped from our peer group in recognition of it being a poor comparison due to a differing industry focus. The report focused particularly on those companies in the peer group with market capitalizations of less than $250 million on the date of the report. The Compensation Committee also reviewed data from an additional independent compensation survey, the Top Five Medic Executive Compensation Survey. The Compensation Committee’s compensation objectives were to target the NEOs’ total cash compensation within the range between the median of the peer companies and the median of the peer companies with market capitalizations of less than $250 million, considering additional factors specific to each NEO.

For 2008, the Compensation Committee targeted the total target cash compensation level for each executive officer at approximately the median for most NEO positions. The Compensation Committee recognized, however, that in some cases compensating at this level for some executive officers may occur over time. The Compensation Committee also recognized that, to motivate and retain the best talent among our executive officers, it may be necessary to set total compensation for executive officers that deviates from the general philosophy of targeting the median. Total cash compensation for each executive officer is determined based on benchmarking, the individual executive’s performance over the review period and over time, and the annual performance of the Company, in light of the equity position held by the executive and the amount of the executive’s potential gain from an appreciation in value of the executive’s equity. To assist the Compensation Committee in its annual review of executive performance, which took place on November 22, 2007, the Chief Executive Officer provided recommendations to the Compensation Committee, as he did during the executive compensation review in November 2006.

The amount of the 2008 base salary increases varied by NEO and resulted in an overall increase to the NEO payroll of 5%. Salary increases for the executive officers, other than Chief Executive Officer, were in the aggregate 5% of the payroll for those officers in 2007. The 2008 base salaries approved for the NEOs by the Compensation Committee on November 22, 2007, are as follows, with the exception of Mr. LeMaitre: Mr. Roberts’ base salary is $247,500, Mr. Gebauer’s base salary is $246,063, Mr. Pellegrino’s base salary is $224,000, and Mr. Kelly’s base salary was $205,625 through the date of his departure from the Company.

In its November 2007 meeting, the Compensation Committee also approved annual cash bonus eligibility for 2008 under our Management Incentive Compensation Plan. For all NEOs other than the Chief Executive Officer, 2008 potential cash bonuses average 32% and range from 29% to 37% of base salary at targeted performance levels and average 48% and range from 41% to 56% of base salary at maximum payment levels for superior performance. The Chief Executive Officer’s target bonus opportunities and other details of his participation in this program are discussed below. All bonuses paid under this program are expected to be paid in January 2009, although Mr. Kelly’s plan contained quarterly revenue and other milestone goals which were determined and paid out as achieved prior to his departure from the Company.

The performance measures for 2008 cash bonuses to NEOs are, as in 2007, based upon those operational, financial, product development, and clinical goals that have been approved by the Board as our key performance objectives for the fiscal year: the achievement of targeted net sales; the completion of a material business development transaction; the achievement of certain clinical trial enrollment milestones; the on-time launch of certain new products, product enhancements, or product line extensions; the continued growth of our research and development engineering team; and the achievement of a quality metric related to customer complaints. A bonus is separately payable for each performance measure; thus, the Company’s failure to reach the minimum threshold for one performance measure will result in no bonus payable for that measure, but could still result in a bonus payable for other performance measures, presuming the Company reached minimum threshold performance for such measures.

In addition, 2008 organizational financial performance metrics and other individual pre-established performance goals and bonus opportunities were established and, as in 2007, varied in detail and subject matter based on each officer’s department. Examples of individual objectives included employee hiring and compensation goals, the achievement of revenue targets for our foreign subsidiaries, maintaining departmental spending below budgeted amounts, product-specific sales performance metrics, the achievement of a specified gross margin percentage target, the avoidance of product backorders, compliance with the internal controls requirements of Sarbanes-Oxley, and the avoidance of product backorders.

The Compensation Committee has chosen to make quarterly bonuses available to all of our NEOs other than the Chief Executive Officer. Successful achievement of a quarterly performance objective will continue to result in a cash payment of $10,000 and a grant of 1,000 restricted stock units, which would vest in equal installments over a period of five years. Additional departmental budget bonuses, however, are now included as one component of annual cash bonuses.

We consider the specific goals for the performance measures to be confidential. Bonus goals are intended to be highly challenging to the executive. They are set to be achievable, yet are at a level of difficulty that does not assure that the goals will be met. Possible outcomes range from nonpayment to payment of an additional amount for superior performance beyond expectation. We estimate that the annual performance goals for all executive officers will be achieved at the 90% level and quarterly bonus goals for all executive officers will be achieved at the 25% level. The Compensation Committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plans.

Chief Executive Officer 2008 Compensation

Base Salary. The Compensation Committee followed the same philosophy and process described above in determining compensation for George W. LeMaitre, our Chief Executive Officer. For purposes of determining chief executive officer compensation for 2008, the Compensation Committee considered chief executive officer compensation at the peer group companies for 2008 identified above. The Compensation Committee targeted the Chief Executive Officer’s base salary and total cash compensation at the median of these peer companies. The 2008 base salary approved by the Compensation Committee on November 22, 2007, for Mr. LeMaitre was $280,000, a 4% increase from Mr. LeMaitre’s 2007 base salary.

Performance Bonus. The Compensation Committee established the target amount of, and performance objectives for, Mr. LeMaitre’s cash bonus at its November 22, 2007, meeting. The Compensation Committee set the target bonus opportunity for Mr. LeMaitre at $120,000, or 43% of his base salary, a 12% increase over the prior year’s target cash bonus, and the maximum bonus opportunity at $180,000, or 64% of base salary. The bonus is payable as follows: 60% of the bonus is based on our performance against minimum, target, and maximum annual net sales thresholds; 20% of the bonus is based on our performance against minimum, target, and maximum annual operating income thresholds, in each case with proration of bonus between such thresholds; and the remainder is based on the attainment of other key performance objectives for 2008 as described above.

Other Elements of Compensation

Medical Insurance. The NEOs other than Mr. Gebauer receive such health and dental insurance as the Company may from time to time make available to other employees. All employees who choose Company-provided medical insurance, including the NEOs, contribute to medical insurance premiums on a pre-tax basis through payroll deductions.

Life and Disability Insurance. The NEOs receive such disability and/or life insurance as the Company makes available to all U.S.-based employees.

Flexible Spending Accounts. The Company makes it possible for U.S.-based employees, including the NEOs, to pay for certain expenses not covered by traditional insurance plans by creating reimbursement accounts on a pre-tax basis.

401(k) Plan Matching. The Company has adopted a 401(k) matching plan, available to all U.S.-based employees, including the NEOs. Employees are permitted to contribute up to the amount permitted by federal tax regulations. The Company matches 50% of the first 6% of the employee’s contribution, with the matching amount vesting over a period of six years, subject to continued employment.

Employee Stock Purchase Plan. The Company has adopted an employee stock purchase plan, available to all employees. Employees are permitted to set aside up to 10% of their base salary over a six month period to purchase our common stock at a 10% discount to the trading price on the last day of the period. Mr. LeMaitre is not eligible to participate in our employee stock purchase plan.

Policies with Respect to Equity Compensation Awards

The Compensation Committee approves all equity compensation award grants in advance at an in-person or telephonic meeting. If extraordinary circumstances arise necessitating such action, the Compensation Committee may approve an equity compensation award by unanimous consent in writing or by electronic transmission, rather than as part of a meeting. Any written or electronic consent is effective as of the latest date it is signed or transmitted, respectively, and, therefore, the effective grant date is never prior to the date the latest signature is given. The Board of Directors has not delegated to any individual the power or authority to grant equity compensation awards.

If the amount of an equity compensation award is to be determined by reference to a dollar value, the number of shares subject to the award is calculated by dividing the dollar value of the award by the closing market price on the NASDAQ Stock Market of a share of the Company’s common stock on the effective date of grant. The exercise price of all stock options is equal to or greater than the closing market price on the NASDAQ Stock Market of a share of the Company’s common stock on the effective date of grant.

Grants to members of the Board of Directors are made in accordance with our Non-Employee Director Stock Option Grant Policy, which was approved by the Board of Directors on May 26, 2006, and which is described in the narrative section accompanying the Director Compensation table below. Grants to executive officers and other key employees are made upon a hire or promotion, in connection with a bonus plan, in recognition of a significant accomplishment, in connection with the completion of vesting of a previous grant, or, at the recommendation of the Chief Executive Officer, taking into account the officer’s performance and contribution, retention concerns, and stock ownership, market information for our peer group, and the value of existing equity incentives. In addition, grants to all employees other than the Chief Executive Officer are made pursuant to a program approved by the Compensation Committee on February 27, 2007, which the Compensation Committee has amended and may continue to amend from time to time, which currently provides that each such employee will receive a grant of restricted stock units once per year with the amount to be determined based upon the level of the employee on the Company’s organizational chart, such amount to be determined by reference to a dollar value.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code, or the Code, limits the deductibility of compensation paid to the most highly compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The Compensation Committee’s policy is to take into account Section 162(m) in establishing compensation of our executives. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, can also affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that is deductible under Section 162(m) of the Code. In 2006, the Section 162(m) limitation had no impact on our after-tax compensation expense. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.

Section 409A. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A of the Code affects the payments of certain types of deferred compensation to employees and directors. We believe that we are operating in good faith compliance with Section 409A of the Code and Internal Revenue Service guidance thereunder.

Accounting for Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment, which requires companies to expense the fair value of employee stock options and other forms of share-based compensation. Effective January 1, 2006, we adopted SFAS No. 123R. SFAS No. 123R requires nonpublic companies that used the minimum value method in SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No. 123R using the prospective-transition method. As such, we will continue to apply APB 25 in future periods to equity awards outstanding at the date of our adoption of SFAS No. 123R that were measured using the minimum value method. In accordance with this standard, the prior period pro forma stock information has not been restated. In accordance with SFAS No. 123R, we will recognize the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.

Financial Statement Restatements. We have not adopted a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 302 of the Sarbanes-Oxley Act of 2002. That statute provides that, in the event that a U.S. public company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received by that person from the Company during the twelve-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the Company during that twelve-month period. There were no financial statement restatements in either 2006 or 2007.

Summary Compensation. The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the fiscal year ended December 31, 2007, to the Company’s Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated persons serving as executive officers of the Company during fiscal year 2007 who received total compensation during that year in excess of $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)		Bonus (2) ($)		Stock Awards (3) ($)		Option Awards (4) ($)		Non-Equity Incentive Plan Compensation (5) ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(i)		(j)
George W. LeMaitre	2006	$260,000		$40,000		$—		$—		$66,103		$6,686	(6)	$372,789
Chairman and Chief Executive Officer	2007	270,000		24,447		—		—		50,125		6,836	(6)	351,408

Joseph P. Pellegrino, Jr. Chief Financial Officer	2006	205,000		12,000		9,857	(7)	1,950	(8)	28,403		—		257,210
	2007	216,000		13,909		36,185	(7)	17,365	(8)	44,347		—		327,806

David B. Roberts	2006	222,500		34,075		72,214	(9)	1,950	(10)	46,190		6,448	(11)	383,377
President and former Chief Financial Officer	2007	236,000		18,521		24,733	(9)	17,365	(10)	57,898		16,433	(11)	370,950

Peter R. Gebauer	2006	220,100	(12)	50,840	(12)(13)	81,010	(14)	2,015	(15)	48,679	(12)	39,088	(16)	441,732	(17)
President, International Operations	2007	234,438	(12)	12,406	(12)	25,491	(14)	2,942	(15)	26,015	(12)	108,090	(16)	409,382	(17)

Kevin D. Kelly	2006	185,938		—		8,552	(18)	—		79,756		6,677	(19)	280,923
Vice President, North American Sales	2007	195,417		4,354		24,636	(18)	—		78,032		6,827	(19)	309,266

(1)	Column disclosing compensation under the heading “Change In Pension Value And Nonqualified Deferred Compensation Earnings” is not included because no compensation in this category was awarded to, earned by, or paid to our named executive officers in 2006 or 2007. The compensation in this table also does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate during 2006 or 2007.
(2)	Amounts shown in this column for 2006 include annual cash incentives for awards earned for 2006 and paid in part in 2006 and in part in 2007 in the case of Mr. Roberts, Mr. Pellegrino, and Mr. Kelly, and paid in 2007 in the case of Mr. LeMaitre and Mr. Gebauer. Amounts shown in this column for 2007 include annual cash incentive awards earned for 2007 and paid in part in 2007 and in part in 2008 in the case of Mr. Kelly, and paid in 2008 in the case of the other NEOs. These cash incentive awards represent amounts paid to each of the NEOs as though certain individual Management Incentive Compensation Plan (2007) targets were achieved, where the Compensation Committee exercised its discretion to award these amounts because it believed that the objective of the bonus target had been substantively accomplished, or otherwise exercised its discretion to interpret the bonus target, as further described above in the section entitled “Cash Bonuses.”
(3)	These amounts represent stock based compensation expense for restricted stock unit awards granted to each of Mr. Roberts, Mr. Gebauer, Mr. Pellegrino, and Mr. Kelly as described in (7), (9), (14), and (18) below. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal year 2007. For a discussion of valuation assumptions see Note 1 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. No restricted stock unit awards were granted to Mr. LeMaitre in 2006 or 2007. No stock awards were granted to any of the above named officers except those granted in 2006, with the exception of Mr. Roberts, who received a stock award for 252,852 shares of Common Stock in 1997.
(4)

These amounts represent stock based compensation expense for stock option awards granted to each of Mr. Roberts, Mr. Gebauer, and Mr. Pellegrino as described in (8), (10), and (15) below. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal year 2007. For a discussion of valuation assumptions see Note 1 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. No option awards were granted to either Mr. LeMaitre or Mr. Kelly in 2006 or 2007. All stock option awards granted to each of the above named officers prior to 2006 were accounted for in accordance with APB Opinion No. 25 and were granted at exercise prices equal to fair value on the date of grant. Accordingly, there was no stock-based compensation expense associated with awards made prior to 2006.

(5)	Amounts shown in this column for 2006 represent annual and quarterly cash incentive awards earned for 2006 and paid in part in 2006 and in part in 2007 in the case of Mr. Roberts, Mr. Pellegrino, and Mr. Kelly, and paid in 2007 in the case of Mr. LeMaitre and Mr. Gebauer. Amounts shown in this column for 2007 represent annual and quarterly cash incentive awards earned for 2007 and paid in part in 2007 and in part in 2008 in the case of Mr. Kelly and paid in 2008 in the case of the other NEOs. The awards are described in more detail above in the section entitled “Cash Bonuses.”
(6)	The amount shown for 2006 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $6,600 and a long-term care insurance premium of $86. The amount shown for 2007 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $6,750 and a long-term care insurance premium of $86.
(7)	Represents stock-based compensation expense recognized as described in (3) above, as follows:

Award Type	Number of Shares of Stock or Units	Grant Date	2007 Expense	2006 Expense
Restricted Stock Units	8,196	07/18/07	$4,551	—
Restricted Stock Units	15,000	05/02/07	$11,451	—
Restricted Stock Units	10,000	12/22/06	$20,183	$552
Common Stock	1,533	12/22/06	—	$9,305

Total			$36,185	$9,857

The restricted stock units granted on December 22, 2006, are subject to vesting at a rate of 1/3 on the first anniversary of the grant date and the remainder vesting annually at a rate of 1/3 per year; all other restricted stock units granted are subject to vesting at a rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year. At December 31, 2007, there was approximately $160,059 of unamortized stock-based compensation expense for the above awards, excluding our estimate of forfeitures, which will be amortized over the remaining vesting periods of the awards.

(8)	Represents stock-based compensation expense recognized as described in (4) above, as follows:

Award Type	Number of Shares of Stock or Units	Grant Date	Exercise Price	2007 Expense	2006 Expense
Stock Options	25,000	11/21/06	$5.95	$17,365	$1,950

Total				$17,365	$1,950

The option award is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year. At December 31, 2007, there was approximately $67,754 of unamortized stock-based compensation expense for this award, excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(9)	Represents stock-based compensation expense recognized as described in (3) above, as follows:

Award Type	Number of Shares of Stock or Units	Grant Date	2007 Expense	2006 Expense
Restricted Stock Units	8,196	07/18/07	$4,550	—
Restricted Stock Units	10,000	12/22/06	$20,183	$552
Common Stock	11,806	12/22/06	—	$71,662

Total			$24,733	$72,214

The restricted stock units granted on December 22, 2006, are subject to vesting at a rate of 1/3 on the first anniversary of the grant date and the remainder vesting annually at a rate of 1/3 per year; the restricted stock units granted on July 18, 2007, are subject to vesting at a rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year. At December 31, 2007, there was approximately $85,410 of unamortized stock-based compensation expense for the above awards, excluding our estimate of forfeitures, which will be amortized over the remaining vesting periods of the awards.

(10)	Represents stock-based compensation expense recognized as described in (4) above, as follows:

Award Type	Number of Shares of Stock or Units	Grant Date	Exercise Price	2007 Expense	2006 Expense
Stock Options	25,000	11/21/06	$5.95	$17,365	$1,950

Total				$17,365	$1,950

The option award is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year. At December 31, 2007, there was approximately $67,754 of unamortized stock-based compensation expense for this award, excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(11)

The amount shown for 2006 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $6,461 and a long-term care insurance premium of $142. The amount shown for 2007 represents the fair market value of a gift in recognition of Mr. Roberts completing ten years of employment at the Company, matching contributions under a 401(k) compensation plan in the aggregate amount of $6,655, and a long-term care insurance premium of $86.

(12)	All amounts shown with respect to Salary, Bonus, and Non-Equity Incentive Plan Compensation were earned in U.S. Dollars. Pursuant to a contractual split pay arrangement, 90% of such amounts were paid in Euros using a rate of € to U.S.$ of 1.1800.
(13)	Includes a $34,860 cash incentive bonus paid to Mr. Gebauer upon completion of the Company’s initial public offering pursuant to his employment agreement.
(14)	Represents stock-based compensation expense recognized as described in (3) above, as follows:

Award Type	Number of Shares of Stock or Units	Grant Date	2007 Expense	2006 Expense
Restricted Stock Units	8,196	07/18/07	$4,551	—
Restricted Stock Units	1,000	05/02/07	$763	—
Restricted Stock Units	10,000	12/22/06	$20,177	$552
Common Stock	13,255	12/22/06	—	$80,458

Total			$25,491	$81,010

The restricted stock units granted on December 22, 2006, are subject to vesting at a rate of 1/3 on the first anniversary of the grant date and the remainder vesting annually at a rate of 1/3 per year; all other restricted stock units granted are subject to vesting at a rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year. At December 31, 2007, there was approximately $90,393 of unamortized stock-based compensation expense for the above awards, excluding our estimate of forfeitures, which will be amortized over the remaining vesting periods of the awards.

(15)	Represents stock-based compensation expense recognized as described in (4) above, as follows:

Award Type	Number of Shares of Stock or Units	Grant Date	Exercise Price	2007 Expense	2006 Expense
Stock Options	2,021	04/26/06	$12.37	$2,942	$2,015

Total				$2,942	$2,015

The option award is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year. At December 31, 2007, there was approximately $9,797 of unamortized stock-based compensation expense for this award, excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(16)	The amount shown for 2006 represents $20,873 for a tax reimbursement payment (which was calculated in dollars but paid to Mr. Gebauer in Euros based upon a contractually required rate of € to U.S.$ of 1.2450), $9,299 for private health insurance, $4,630 for a travel expenses to and from the United States, and $3,508 for tax consultant services, all of which were paid in Euros, and matching contributions under a 401(k) compensation plan in the aggregate amount of $672 and a long-term care insurance premium of $142, both of which were paid in dollars. Unless otherwise noted, dollar amounts for perquisites paid in Euros for 2006 are based on the exchange rate for € to U.S.$ as of December 31, 2006, which was 1.3203. The amount shown for 2007 represents $44,475 for a tax reimbursement payment (which was calculated in dollars but paid to Mr. Gebauer in Euros based upon a contractually required rate of € to U.S.$ of 1.2563), $28,711 for a company car, $8,981 for private health insurance, $12,819 as the fair market value of a gift in recognition of Mr. Gebauer’s completion of ten years of employment with the Company, $8,501 for tax consultant services, and $3,530 for travel expenses to and from the United States, all of which were paid in Euros, and matching contributions under a 401(k) compensation plan in the aggregate amount of $932 and a long-term care insurance premium of $142, both of which were paid in dollars. Unless otherwise noted, dollar amounts for perquisites paid in Euros for 2007 are based on the exchange rate for € to U.S.$ as of December 31, 2007, which was 1.4729. Mr. Gebauer’s tax reimbursement payments are equal to an amount on an after-tax basis equal to the difference between (a) the income tax Mr. Gebauer was actually required to pay in Germany on account of amounts paid to him by LeMaitre Vascular GmbH in the prior calendar year, after giving effect to split pay, and (b) the amount Mr. Gebauer would otherwise be required to pay on account of such amounts for that year had he been a resident and solely working in Massachusetts during that year. This amount is paid in four equal quarterly installments.
(17)	In 2006, $325,931 was paid in Euros, of which $287,657 was earned in dollars but paid at the rate of € to U.S.$ of 1.1800 as required by Mr. Gebauer’s employment agreement, $20,837 was calculated in dollars but paid at the rate of € to U.S.$ of 1.2450 as required by a different provision in Mr. Gebauer’s employment agreement, and $17,437 was paid in Euros but reported above in dollars based on the exchange rate for € to U.S.$ as of December 31, 2006, which was 1.3203. In 2007, $352,590 was paid in Euros, of which $245,573 was earned in dollars but paid at the rate of € to U.S.$ of 1.1800 as required by Mr. Gebauer’s employment agreement, $44,475 was calculated in dollars but paid at the rate of € to U.S.$ of 1.2563 as required by a different provision in Mr. Gebauer’s employment agreement, and $62,541 was paid in Euros but reported above in dollars based on the exchange rate for € to U.S.$ as of December 31, 2007, which was 1.4729.

(18)	Represents stock-based compensation expense recognized as described in (3) above, as follows:

Award Type	Number of Shares of Stock or Units	Grant Date	2007 Expense	2006 Expense
Restricted Stock Units	1,000	11/02/07	$247	—
Restricted Stock Units	6,675	11/02/07	$1,633	—
Restricted Stock Units	1,639	07/18/07	$909	—
Restricted Stock Units	10,750	02/27/07	$11,759	—
Restricted Stock Units	5,000	12/22/06	$10,088	$279
Common Stock	1,363	12/22/06	—	$8,273

Total			$24,636	$8,552

The restricted stock units granted on December 22, 2006, are subject to vesting at a rate of 1/3 on the first anniversary of the grant date and the remainder vesting annually at a rate of 1/3 per year; all other restricted stock units granted are subject to vesting at a rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year. At December 31, 2007, there was approximately $142,794 of unamortized stock-based compensation expense for the above awards, excluding our estimate of forfeitures, which will be amortized over the remaining vesting periods of the awards.

(19)	The amount shown for 2006 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $6,600 and a long-term care insurance premium of $77. The amount shown for 2007 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $6,750 and a long-term care insurance premium of $77.

Grants of Plan-Based Awards. The following table sets forth information concerning the terms of grants of Common Stock, stock options, and restricted stock units made to each of the NEOs during the fiscal year ended December 31, 2007, pursuant to the Company’s 2006 Stock Option and Incentive Plan.

Grants of Plan-Based Awards (1)

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2) (3)				Estimated Possible Payouts Under Equity Incentive Plan Awards (4)			All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)	(k)	(l)
George W. LeMaitre		—	$107,500	$161,250		—	—	—	—		—	—	—
Joseph P. Pellegrino, Jr.		—	$51,500		(5)	—	—	—	—		—	—	—
	05/02/07	—	—	—		—	—	—	15,000	(6)	—	—	$86,100
	07/18/07	—	—	—		—	—	—	8,196	(7)	—	—	$49,996
David B. Roberts		—	$80,000	$113,000		—	—	—	—		—	—	—
	07/18/07	—	—	—		—	—	—	8,196	(8)	—	—	$49,996
Peter R. Gebauer		—	$68,063	$97,840		—	—	—	—		—	—	—
	1/12/07	—	—	—		—	1,000	—	—		—	—	—
	04/18/07	—	—	—		—	1,000	—	—		—	—	—
	05/02/07	—	—	—		—	—	—	1,000	(9)	—	—	$5,740
	07/18/07	—	—	—		—	1,000	—	—		—	—	—
	07/18/07	—	—	—		—	—	—	8,196	(10)	—	—	$49,996
	10/22/07	—	—	—		—	1,000	—	—		—	—	—
Kevin D. Kelly		—	$72,583	$105,971		—	—	—	—		—	—	—
	01/12/07	—	$10,000	—		—	1,000	—	—		—	—	—
	02/27/07	—	—	—		—	—	—	10,750	(11)	—	—	$69,875
	04/18/07	—	$10,000	—		—	1,000	—	—		—	—	—
	07/18/07	—	$10,000	—		—	1,000	—	—		—	—	—
	07/18/07	—	—	—		—	—	—	1,639	(12)	—	—	$9,998
	10/22/07	—	$10,000	—		—	1,000	—	—		—	—	—
	11/02/07	—	—	—		—	—	—	7,675	(13)	—	—	$57,486

(1)	Columns disclosing grants of plan-based awards under the headings “All other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Options Awards” are not included in this table because no plan-based grants in these categories were granted to our named executive officers in 2007.
(2)	Includes annual and quarterly cash incentive awards earned for 2007 and paid in part in 2007 and in part in 2008 in the case of Mr. Kelly, and in 2008 in the case of the other NEOs. The awards are described in more detail above in the section entitled “Cash Bonuses.”
(3)	Includes quarterly cash incentive awards earned for 2007 and paid in 2007 for Mr. Gebauer and quarterly cash incentive awards earned for 2007 and paid in part in 2007 and in part in 2008 for Mr. Kelly. The awards are described in more detail above in the section entitled “Cash Bonuses.”
(4)	Represents quarterly equity incentive awards earned for 2007 and granted in 2007, in the case of Mr. Gebauer, and granted in part in 2007 and in part in 2008, in the case of Mr. Kelly. The awards are described in more detail above in the section entitled “Long-Term Equity Incentive Compensation.”
(5)	The 2007 annual cash bonus award for Mr. Pellegrino was not subject to a maximum amount.
(6)	Represents a restricted stock unit award for 15,000 shares of Common Stock granted to Mr. Pellegrino on May 2, 2007, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year.
(7)	Represents a restricted stock unit award for 8,196 shares of Common Stock granted to Mr. Pellegrino on July 18, 2007, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year.
(8)	Represents a restricted stock unit award for 8,196 shares of Common Stock granted to Mr. Roberts on July 18, 2007, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year.
(9)	Represents a restricted stock unit award for 1,000 shares of Common Stock granted to Mr. Gebauer on May 2, 2007, which is subject to vesting at the rate of 20% on the first anniversary of the grant date with the remainder vesting annually at a rate of 20% per year.

(10)	Represents a restricted stock unit award for 8,196 shares of Common Stock granted to Mr. Gebauer on July 18, 2007, which is subject to vesting at the rate of 20% on the first anniversary of the grant date with the remainder vesting annually at a rate of 20% per year.
(11)	Represents a restricted stock unit award for 10,750 shares of Common Stock granted to Mr. Kelly on February 27, 2007, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year.
(12)	Represents a restricted stock unit award for 1,639 shares of Common Stock granted to Mr. Kelly on July 18, 2007, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year.
(13)	Represents a restricted stock unit award for 6,675 shares of Common Stock granted to Mr. Kelly on November 2, 2007, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vesting annually at a rate of 20% per year.

Option Exercises and Unexercised Option Holdings. The following table sets forth certain information regarding the number and value of exercisable options by each of the NEOs as of December 31, 2007, and the number and value of unexercised options held by each of the NEOs as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End (1)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)		(c)	(e)	(f)	(g)		(h)
George W. LeMaitre	—		—	—	—	—		—

Joseph P. Pellegrino, Jr.	50,000	(2)	50,000	$11.78	12/21/15	—		—

	5,000	(3)	20,000	$5.95	11/20/13	—		—

	—		—	—	—	6,666	(4)	$41,329

	—		—	—	—	15,000	(5)	$93,000
	—		—	—	—	8,196	(6)	$50,815
David B. Roberts	92,500	(7)	—	$7.44	10/20/12	—		—
	5,000	(3)	20,000	$5.95	11/20/13	—		—
	—		—	—	—	6,666	(4)	$41,329
	—		—	—	—	8,196	(6)	$50,815
Peter R. Gebauer	297,678	(8)	—	$0.10	—	—		—
	74,000	(9)	18,500	$8.37	09/21/13	—		—
	404	(10)	1,617	$12.37	04/25/13	—		—
	—		—	—	—	6,667	(4)	$41,335
	—		—	—	—	1,000	(11)	$6,200
	—		—	—	—	8,196	(6)	$50,815
Kevin D. Kelly	26,749	(12)	40,124	$10.45	01/26/15	—		—
	—		—	—	—	3,333	(4)	$20,665
	—		—	—	—	10,750	(13)	$66,650
	—		—	—	—	1,639	(6)	$10,162
	—		—	—	—	6,675	(14)	$41,385
	—		—	—	—	1,000	(14)	$6,200

(1)

Columns disclosing outstanding equity awards at fiscal year end under the headings “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options,” “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” and “Equity Incentive Plan

Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested” are not included in this table because no equity awards were outstanding in these categories for the fiscal year ending 2007.

(2)	25% of the options in this award vested on December 22, 2006, and the remainder vest annually at the rate of 25% per year.
(3)	20% of the options in this award vested on November 21, 2007, and the remainder vest annually at the rate of 20% per year.
(4)	1/3 of the units in this award vested on December 22, 2007, and the remainder vest annually at the rate of 1/3 per year.
(5)	20% of the units in this award vest on May 22, 2008, and the remainder vest annually at the rate of 20% per year.
(6)	20% of the units in this award vest on July 18, 2008, and the remainder vest annually at the rate of 20% per year.
(7)	100% of the options in this award vested on October 21, 2007.
(8)	100% of the options in this award were vested as of May 15, 2003.
(9)	20% of the options in this award vested on September 22, 2004, and the remainder vest annually at the rate of 20% per year.
(10)	20% of the options in this award vested on April 26, 2007, and the remainder vest annually at the rate of 20% per year.
(11)	20% of the units in this award vest on May 2, 2008, and the remainder vest annually at the rate of 20% per year.
(12)	20% of the options in this award vested on January 27, 2006, and the remainder vest annually at the rate of 20% per year.
(13)	20% of the units in this award vest on February 27, 2008, and the remainder vest annually at the rate of 20% per year.
(14)	20% of the units in this award vest on November 2, 2008, and the remainder vest annually at the rate of 20% per year.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
(a)	(b)	(c)	(d)	(e)
George W. LeMaitre	—	—	—	—
Joseph P. Pellegrino, Jr.	—	—	3,334	$21,238
David B. Roberts	44,580	$224,104	3,334	$21,238
Peter R. Gebauer	25,000	$147,950	3,333	$21,231
Kevin D. Kelly	—	—	1,667	$10,619

(1)	Value realized is calculated on the basis of the difference between the exercise price and the closing price of Common Stock as reported on NASDAQ on the date of the exercise, multiplied by the number of shares of Common Stock underlying the options.
(2)	Represents shares of Common Stock received by each of Mr. Roberts, Mr. Gebauer, Mr. Pellegrino, and Mr. Kelly on December 22, 2007, as the result of the vesting of restricted stock units granted to each of them on December 22, 2006.
(3)	Value realized is calculated on the basis of the closing price of Common Stock as reported on NASDAQ on the date of the exercise, multiplied by the number of shares of Common Stock that vested.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by the Company at December 31, 2007, and, as a result, there is not a pension benefits table included in this proxy statement.

Nonqualified Deferred Compensation

None of our NEOs participate in or have account balances in non-qualified defined contribution plans maintained by the Company at December 31, 2007, and, as a result, there is not a nonqualified deferred compensation table included in this proxy statement.

Potential Payments Upon Termination or Change-in-Control

The following summaries set forth potential payments payable to our executive officers under their current employment agreements and our other compensation programs as at December 31, 2007, upon termination of employment or a change in control of us. The compensation committee may in its discretion revise, amend, or add to the benefits if it deems advisable.

George W. LeMaitre. Pursuant to the terms of his employment agreement, dated October 10, 2005, if Mr. LeMaitre terminates his employment for good reason, as defined in the agreement, or if we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment equivalent to two weeks of his then-current base salary for each completed twelve-month period of service as of the date of termination, but in no event to exceed 52 weeks of such base salary.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$155,769	$155,769	$—	$—	$—	$—	$155,769
Health Care Benefits	—	1,514	1,514	—	—	—	—	1,514
Total	—	$157,283	$157,283	—	—	—	—	$157,283

David B. Roberts. Pursuant to the terms of his employment agreement, dated June 20, 2006, if we terminate Mr. Roberts’ employment without cause, as defined in the agreement, he is entitled to a lump sum payment equivalent to four weeks of his then-current base salary for each completed twelve-month period of service as of the date of termination, but in no event to exceed 52 weeks of such base salary.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$181,538	$—	$—	$—	$—	$—	$181,538
Health Care Benefits	—	5,330	—	—	—	—	—	5,330
Total	—	$186,868	—	—	—	—	—	$186,868

Peter R. Gebauer. Pursuant to the terms of his employment agreement, dated September 12, 2003, we may terminate Mr. Gebauer’s employment for death, disability, breach of the agreement, or cause, each as defined in the employment agreement. We may also terminate Mr. Gebauer’s employment for any reason upon ten days prior written notice to Mr. Gebauer, provided that we pay him a lump sum payment of $90,000, unless such termination is pursuant to the sale of all or substantially all of our assets, in which case the lump sum severance payment would be the equivalent of Mr. Gebauer’s then-current base salary. Mr. Gebauer’s annual cash bonus becomes vested and payable on December 31 each year and thus if he is terminated, voluntarily or involuntarily, on or after December 31 of a given year, but prior to payment of the annual cash bonus with respect to such year, he is entitled to receive payment of his annual cash bonus for such year following any such termination. If Mr. Gebauer is terminated, voluntarily or involuntarily, prior to the vesting of his annual cash bonus, then he is not entitled to receive payment of his annual cash bonus. Additionally, if Mr. Gebauer is terminated, voluntarily or involuntarily, all expenses incurred by him in connection with his relocation back to the U.S. shall be reimbursed up to an amount equal to $74,800.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$90,000	$—	$—	$—	$—	$—	$234,438
Pro Rata Bonus (1)	10,015	10,015	10,015	10,015	10,015	10,015	10,015	10,015
Other Perquisites (2)	74,800	74,800	74,800	74,800	74,800	74,800	74,800	74,800
Total	$84,815	$174,815	$84,815	$84,815	$84,815	$84,815	$84,815	$371,002

(1)	Consists of cash bonus payments earned in 2007, in which Mr. Gebauer became vested on December 31, 2007.
(2)	Consists of expenses incurred in connection with relocation back to the United States which shall be reimbursed up to an amount equal to $74,800.

Joseph P. Pellegrino, Jr. Pursuant to the terms of his employment agreement, dated April 20, 2006, either we or Mr. Pellegrino may terminate his employment at any time. If we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment equal to (i) the greater of $50,000 or the equivalent of two weeks of base salary per each completed twelve-month period of service as of the date of termination if the termination occurs prior to December 11, 2009, or (ii) the greater of $100,000 or the equivalent of two weeks of base salary per each completed twelve-month period of service as of the date of termination if the termination occurs on or after December 11, 2009.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$50,000	$—	$—	$—	$—	$—	$50,000
Total	—	$50,000	—	—	—	—	—	$50,000

Kevin D. Kelly. Pursuant to the terms of his employment agreement, dated May 23, 2005, either we or Mr. Kelly were able to terminate his employment at any time. If Mr. Kelly had terminated his employment for good reason, as defined in the agreement, or we had terminated his employment without cause, as defined in the agreement, he would have been entitled to a lump-sum payment equivalent to six months of his base salary as of the date of termination. Mr. Kelly resigned from his position with the Company on April 4, 2008, without providing notice of good reason, as that term is defined in his employment agreement, for his departure.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$97,709	$97,709	$—	$—	$—	$—	$97,709
Health Care Benefits	—	3,465	3,465	—	—	—	—	3,465
Total	—	$101,174	$101,174	—	—	—	—	$101,174

The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to U.S. based salaried employees upon termination of employment. These include:

•	accrued vacation pay; and

•	life insurance proceeds in the event of death or disability benefits in the event of disability.

Director Compensation (1)

Name	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)		Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)		All other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)		(g)		(h)
Duane M. DeSisto	23,500	5,044		50,492	—		—		79,036
David N. Gill	40,000	5,044		50,492	—		—		95,536
Michael C. Jackson (5)	24,291	5,044		23,047	—		—		52,382
Lawrence J. Jasinski	30,500	5,044		29,168	—		—		64,712
Cornelia W. LeMaitre	—	—	(6)	—	—	(7)	—	(8)	—	(9)
George D. LeMaitre, M.D.	—	—		—	—	(7)	—	(10)	—	(11)
Guido J. Neels	23,625	(140	)(12)	14,749	—		—		38,234

(1)	Column disclosing compensation under the heading “Change In Pension Value And Nonqualified Deferred Compensation Earnings” is not included because no compensation in this category was awarded to, earned by, or paid to our directors in 2007.
(2)	Represents fees earned in 2007 pursuant to our Non-Employee Director Compensation Policy discussed above.
(3)	Represents stock-based compensation expense for fiscal year 2007 for restricted stock unit awards for 2,500 shares of Common Stock granted on December 22, 2006, to each of Mr. DeSisto, Mr. Gill, Housatonic Equity Investors, L.P., Mr. Jasinski, and Mr. Neels. Stock-based compensation expense for these awards were calculated in accordance with SFAS No. 123(R) and are being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal year 2007. For a discussion of valuation assumptions see Note 1 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The restricted stock unit awards are subject to vesting at a rate of one-third on each one-year anniversary of the grant, commencing on the first anniversary. As of December 31, 2007, each of Mr. DeSisto, Mr. Gill, Housatonic Equity Investors, L.P., and Mr. Jasinski held 1,666 unvested restricted stock units, and Mr. Neels held no such units due to his resignation in August 2007. At December 31, 2007, there was approximately $39,965 of unamortized stock-based compensation expense related to the restricted stock unit awards granted to Mr. DeSisto, Mr. Gill, Housatonic Equity Investors, L.P., and Mr. Jasinski, excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award; no such unamortized expense related to the restricted stock unit awards granted to Mr. Neels existed, due to his resignation in August 2007.
(4)

Represents stock-based compensation expense for fiscal year 2007 for stock option awards granted in 2006 to each of Mr. DeSisto, Mr. Gill, Housatonic Equity Investors, L.P., Mr. Jasinski, and Mr. Neels and in 2007 to each of Mr. DeSisto, Mr. Gill, Housatonic Equity Investors, L.P., and Mr. Jasinski. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal year 2007. For a discussion of valuation assumptions see Note 1 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. In April 2006, we awarded (i) each of Messrs. DeSisto, Gill, and Neels a one-time stock option award to purchase 20,000 shares of Common Stock at an exercise price of $12.37 per share, (ii) Housatonic Equity Investors, L.P. a one-time stock option award to purchase 8,170 shares of Common Stock at an exercise price of $12.37 per share, and (iii) Mr. Jasinski a one-time stock option award to purchase 10,809 shares of Common Stock at an exercise price of $12.37 per share, each of which vest at a rate of 1/3 on each one-year anniversary of the grant, commencing on the first anniversary. In July 2007, we awarded each of Mr. DeSisto, Mr. Gill, Housatonic Equity Investors, L.P., and Mr. Jasinski an annual stock option award to purchase 7,500 shares of Common Stock at an exercise price of $6.10 per share, each of which vest at a rate of 1/3 on each one-year anniversary of the grant, commencing on the first anniversary. As of December 31, 2007,

(i) each of Messrs. DeSisto and Gill held 20,000 outstanding 2006 options, of which 6,667 were exercisable; (ii) Housatonic Equity Investors, L.P. held 8,170 outstanding 2006 options, of which 2,724 were exercisable; (iii) Mr. Jasinski held 10,809 outstanding 2006 options, of which 3,603 were exercisable; (iv) each of Mr. DeSisto, Mr. Gill, Housatonic Equity Investors, L.P., and Mr. Jasinski held 7,500 outstanding 2007 options, of which none were exercisable; and (v) Mr. Neels held no outstanding options, due to his resignation in August 2007. At December 31, 2007, there was approximately $272,534 of unamortized stock-based compensation expense related to these awards excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the awards; no such unamortized expense related to the awards granted to Mr. Neels existed, due to his resignation in August 2007.

(5)	All director compensation earned by Michael C. Jackson for his services as a director is paid to Housatonic Equity Investors L.P. Housatonic Equity Partners I, LLC is the general partner of Housatonic Equity Investors, L.P. William N. Thorndike, Jr. is the managing director of Housatonic Equity Partners I, LLC, and William N. Thorndike, Jr., Barry D. Reynolds, Michael C. Jackson, and Eliot Wadsworth II are the managing members of Housatonic Equity Partners I, LLC. As such, Mr. Jackson may be deemed to share voting and investment power with respect to all shares held by such entity. Mr. Jackson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.
(6)	Excludes $909 in stock-based compensation expense for fiscal year 2007 for restricted stock units granted to Mrs. LeMaitre as an employee of the Company.
(7)	Excludes annual cash incentive awards earned for 2007 and paid in 2008 to each of Mrs. LeMaitre and Dr. LeMaitre as employees of the Company in the amount of $10,249.
(8)	Excludes $10,560 in short-term disability benefit payments, a matching contribution under a 401(k) compensation plan in the amount of $2,527, and a long-term care insurance premium of $538, which payments were made on behalf of Mrs. LeMaitre in her capacity as an employee of the Company.
(9)	Excludes salary and bonus compensation for Mrs. LeMaitre as an employee of the Company. If she were a named executive officer, the Company would report an annual salary of $63,077 and a bonus of $7,200.
(10)	Excludes a matching contribution under a 401(k) compensation plan in the amount of $3,312 and a long-term care insurance premium of $655, which payments were made on behalf of Dr. LeMaitre as an employee of the Company.
(11)	Excludes salary and bonus compensation for Dr. LeMaitre as an employee of the Company. If he were a named executive officer, the Company would report an annual salary of $90,000 and a bonus of $7,200.
(12)	Mr. Neels forfeited unvested restricted stock units when he resigned effective August 8, 2007. In accordance with SFAS 123(R), we reversed compensation expense relating to the forfeited units that had been recognized for financial statement reporting purposes in 2006. As a result, the amount reported in this column for 2007 for Mr. Neels is negative.

Employee directors do not receive cash compensation for their service as members of the Board of Directors. During 2008, in accordance with the Company’s compensation program for non-employee directors, non-employee directors receive an annual retainer for Board membership of $10,000 and an annual retainer for each committee membership of $1,000, except that members of the Audit Committee receive an annual retainer for committee membership of $2,500. The chairmen of our committees receive an annual retainer of $5,000, except that the chairman of the Audit Committee receives an annual retainer of $15,000. Annual retainer payments are pro-rated based upon days of service in the event a non-employee director joins or leaves the Board of Directors during any calendar year. Non-employee directors also receive a fee of $2,000 for each regularly scheduled quarterly Board meeting attended in person, $1,000 for each regularly scheduled quarterly Board meeting attended by telephone or videoconferencing, $500 for each special Board meeting attended either in person or by telephone or videoconferencing, and $500 for each committee meeting attended either in person or by telephone or teleconference. Aggregate cash compensation paid to any non-employee director for any year may not exceed $40,000 without the specific approval of the Board.

Upon their initial election or appointment to the Board of Directors, non-employee directors receive an option to purchase 20,000 shares of the Company’s Common Stock, subject to vesting in three equal annual installments based upon continued service to the Company. In addition, thereafter, each non-employee director receives an option to purchase 7,500 shares of our common stock at the first Board meeting following each annual meeting of our stockholders, provided that he or she has served as a director for at least six months.

All of the directors are reimbursed for out-of-pocket expenses incurred on the Company’s behalf, and all of the directors are eligible to participate in the 2006 Stock Option and Incentive Plan on an ad hoc basis from time to time at the discretion of the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans. The following table provides information as of December 31, 2007, with respect to the Company’s equity compensation plans under which shares of Common Stock are authorized for issuance, consisting of the Company’s 1997 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2004 Stock Option Plan, 2006 Employee Stock Purchase Plan, and 2006 Stock Option and Incentive Plan. Each of the Company’s equity compensation plans were previously approved by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,651,832	$5.33	515,321
Equity compensation plans not approved by security holders	—	—	—

Total	1,651,832	$5.33	515,321

Stock Plans

As of December 31, 2007, the Company had two equity compensation plans, including an employee stock purchase plan, under which it was granting stock options and shares of unvested stock. The Company is currently granting stock-based awards from its 2006 Employee Stock Purchase Plan and the 2006 Stock Option and Incentive Plan, which are administered by the Compensation Committee of the Board of Directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

Our Audit Committee is responsible for our policies and procedures for the review, approval, and ratification of transactions between the Company and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons, or related person transactions, under our Related Person Transaction Approval Policy.

A list of related persons is available to our employees and executives who are involved with or familiar with the transactions, contracts, or other legal or business arrangements that we have entered into or propose to enter into from time to time with third parties. This list is updated and cross-checked periodically to ensure it does not contain parties involved in proposed or ongoing transactions, contracts, or other legal or business arrangements with us and will be checked prior to entering into any new transaction, contract, or other legal or business arrangement. To the extent that it is determined that we have entered into or may enter into a transaction, contract, or other legal or business arrangement (including any modification or addition to an existing contract or arrangement) with a related person, our General Counsel is notified.

Prior to our entering into any such transaction or arrangement, the General Counsel reviews the applicable rules and determines whether the contemplated transaction or arrangement requires the approval of our Board of Directors, the Audit Committee, or both, and any such approvals will be obtained before the transaction may be consummated. No arrangement with a related person may be entered into unless the General Counsel has either (i) specifically confirmed in writing that no further approvals are necessary or (ii) specifically confirmed in writing that all requisite corporate approvals necessary for us to enter into such arrangement have been obtained.

In the event that a related party transaction requires both Board of Directors and Audit Committee approval, the Audit Committee will first be asked to consider and vote on the transaction. The Audit Committee would then make a recommendation to the full Board of Directors for its consideration before the transaction may be entered into.

Except as disclosed below or elsewhere in this Proxy Statement, there were no transactions with any of directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons, during 2007.

We are party to an agreement with Housatonic Partners providing for rights to register shares of Common Stock under the Securities Act of 1933, as amended.

George D. LeMaitre, our founder, chair of our scientific advisory board, and a director, and Cornelia W. LeMaitre, our Vice President, Human Resources and a director, each receive compensation as employees. For more information regarding their compensation, see footnotes (6) through (11) in the Director Compensation Table above.

We have employment agreements with each of Mr. LeMaitre, Mr. Roberts, Mr. Gebauer, and Mr. Pellegrino that provide, and we had an employment agreement with Mr. Kelly that provided, for certain salary, bonus, stock option, and severance compensation. For more information regarding these agreements, see “Executive Compensation—Potential Payments Upon Termination or Change-in-Control.”

INDEMNIFICATION MATTERS

The Company has entered into indemnification agreements with each of its directors and Named Executive Officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

The Company has purchased primary and excess directors’ and officers’ liability insurance from National Union Fire Insurance Company of Pittsburgh, Pa., Old Republic Insurance Company, and ACE American Insurance Company covering all of the Company’s directors and Named Executive Officers at an annual premium cost of $279,808.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Company’s Board of Directors currently consists of nine members. The Company’s amended and restated certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated George D. LeMaitre, M.D., Russell D. Hays, and William N. Thorndike, Jr. and recommended that each be elected to the Board of Directors as a Class II director, each to hold office until the annual meeting of stockholders to be held in the year 2011 and until his successor has been duly elected and qualified or until his earlier death, resignation, or removal. Dr. LeMaitre and Mr. Hays are Class II directors whose terms expire at this annual meeting, and Mr. Thorndike has been nominated by the Board of Directors to fill the office currently held by Duane M. DeSisto, who has declined to stand for re-election. Mr. Hays and Mr. Thorndike were each recommended for nomination by George W. LeMaitre in his capacity as Chief Executive Officer. The Board of Directors is also comprised of (i) three Class I directors (George W. LeMaitre, David B. Roberts, and Michael C. Jackson), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010 and (ii) three Class III directors (Cornelia W. LeMaitre, Lawrence J. Jasinski, and David N. Gill), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2009. Mr. LeMaitre serves as the Chief Executive Officer of the Company.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

This Proposal 1 relates solely to the election of three Class II directors nominated by the Company and does not include any other matters relating to the election of directors, including, but not limited to, the election of directors nominated by any stockholder of the Company.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the annual meeting, the continuing directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by each nominee and director, the year each nominee’s or director’s current term will expire, and each nominee’s and director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class II Directors:
George D. LeMaitre, M.D. 1983	Director	2008	II
Russell D. Hays 2008	Director	2008	II
William N. Thorndike, Jr. Not yet elected	Director	2008	II

Continuing Directors:
George W. LeMaitre 1992	Chairman of the Board and Chief Executive Officer	2010	I
David B. Roberts 2001	President and Director	2010	I
Michael C. Jackson 2005	Director	2010	I
Cornelia W. LeMaitre 1992	Vice President, Human Resources and Director	2009	III
Lawrence J. Jasinski 2003	Director	2009	III
David N. Gill 2006	Director	2009	III

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained the firm of Ernst & Young LLP, independent registered public accountants, to serve as independent registered public accountants for its 2008 fiscal year. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1998. The Audit Committee reviewed and discussed its selection of, and the performance of, Ernst & Young LLP for its 2008 fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of registered public accountants is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee pre-approval policy for audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Ernst & Young for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Ernst & Young LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For additional information concerning the Audit Committee and its activities with Ernst & Young LLP, see “Meetings and Committees of the Board of Directors” and “Report of the Audit Committee of the Board of Directors.”

Representatives of Ernst & Young LLP attended all in-person meetings of the Audit Committee in 2007. We expect that a representative of Ernst & Young LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Ernst & Young

The following table shows the aggregate fees for professional services rendered by Ernst & Young LLP to the Company during the fiscal years ended December 31, 2007, and December 31, 2006.

	2007	2006
Audit Fees	$328,500	$1,122,370
Audit-Related Fees	—	—
Tax Fees	135,034	107,840
All Other Fees	56,950	—

Total	$520,484	$1,230,210

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents, and assistance with and review of documents filed with the Securities and Exchange Commission. This amount for 2006 includes $928,575 related to work performed in connection with our initial public offering. For 2007, this amount includes $6,000 related to work performed in connection with the offering of Common Stock to our employees through our 401(k) plan and $10,000 related to work performed in connection with the adoption of FIN 48.

Audit-Related Fees

Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local, and international tax compliance, and tax planning. The Audit Committee has determined that the provision of these services to us by Ernst & Young LLP is compatible with maintaining their independence.

All Other Fees

In 2007, these fees consist of $31,950 for consulting services related to the Company’s compliance with the Sarbanes-Oxley Act of 2002 and $25,000 for services related to the four acquisitions conducted by the Company during that year.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LEMAITRE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2008.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Meeting. If any other matters are properly brought before the Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2009 Annual Meeting of Stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than December 31, 2008. Any such proposal must comply with the rules and regulations of the SEC.

The Company’s by-laws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at the annual meeting without inclusion in the Company’s proxy statement for that meeting. Written notice of such stockholder proposals for the 2009 Annual Meeting of the Company—other than one that will be included in the Company’s Proxy Statement—must be received by the Secretary of the Company at the Company’s principal executive offices between February 19, 2009, and March 21, 2009, in order to be considered timely, unless our 2009 annual meeting of stockholders is scheduled to take place before May 20, 2009, or after August 18, 2009. Our By-Laws state that the stockholder must provide timely written notice of such nomination or proposal as well as be present at such meeting, either in person or by a representative. A stockholders’ notice shall be timely received by the Company at its principal executive office not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by LeMaitre at its principal executive office not later than the close of business on the later of (a) the ninetieth (90th) day prior to the scheduled date of such annual meeting or (b) the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by LeMaitre. Any such proposal should be mailed to the Company at its principal executive office, Attention: Secretary. Any proposal to be considered for inclusion at the annual meeting must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such action. The matters proposed to be brought before the meeting also must be the proper matters for stockholder action.

If a stockholder who wishes to present a proposal fails to notify the Company by December 31, 2008, and such proposal is brought before the 2009 Annual Meeting, then, under the SEC’s proxy rules, the proxies solicited by management with respect to the 2009 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company, and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers, and other custodians, nominees, and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company or by outside proxy solicitation services also may be made of some stockholders in person or by mail, telephone, or telegraph following the original solicitation.

The contents and sending of this Proxy Statement have been approved by the Board of Directors of the Company.

INCORPORATION BY REFERENCE

The sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate them by reference therein.

HOUSEHOLDING OF PROXY MATERIALS

Our 2007 Annual Report, including audited financial statements for the fiscal year ended December 31, 2007, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, the Company has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if the Company has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, the Company will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Secretary. If your household is receiving multiple copies of the Company’s Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Secretary.

PROXY

LeMaitre Vascular, Inc.

Proxy for Annual Meeting of Stockholders

June 19, 2008

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of LeMaitre Vascular, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2008, and hereby appoints George W. LeMaitre and Joseph P. Pellegrino, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Goodwin Procter LLP, 28th Floor, 53 State Street, Exchange Place, Boston, Massachusetts 02109 on June 19, 2008, at 10:00 a.m., local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS OR “FOR” THE PROPOSAL IN ITEM TWO.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

LEMAITRE VASCULAR, INC.

c/o BNY Mellon Shareowner Services

111 Founders Plaza

Suite 1100

Hartford, CT 06108

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

☒ Please mark votes as in this example.

LEMAITRE VASCULAR, INC.

1.	To elect three Class II directors nominated by the Board of Directors, each to serve until the 2011 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified:

	The Board of Directors recommends a vote FOR the Nominees:	For	Withheld

	(01) George D. LeMaitre, M.D.	☐	☐

	(02) Russell D. Hays	☐	☐

	(03) William N. Thorndike, Jr.	☐	☐

2.	To ratify Ernst & Young LLP as independent auditors for 2008.	For	Against	Abstain

	The Board of Directors recommends a vote FOR proposal 2.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Proposal 1 relates solely to the election of three Class II directors nominated by the Company and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

For address changes/comments, please check this box and write them on the back where indicated		Yes	No
		☐	☐

Please indicate if you plan to attend this meeting		Yes	No
		☐	☐

Please sign exactly as your name appears hereon. Joint owners must both sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date